Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATIONS REQUIREMENTS OF SUCH ACT AND SUCH LAWS. FURTHERMORE, THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN SECTION 1273(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND U.S. TREASURY REGULATION SECTION 1.1273-1 PROMULGATED THEREUNDER). THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE LENDER AT THE FOLLOWING ADDRESS: 4700 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90010.

PROMISSORY NOTE

$125,000,000.00    Date: June 7, 2024

APLD Holdings 2 LLC, a Delaware limited liability company (the “Company”) hereby unconditionally promises to pay to CIM APLD Lender Holdings, LLC (together with any permitted assignee or transferee of this Note, “Lender”) at the principal office of Lender located at 4700 Wilshire Boulevard, Los Angeles, CA 90010, the principal sum of (a) so long as the Initial Loan has been advanced by the Lenders to the Company pursuant to Section 2 below, FIFTEEN MILLION DOLLARS ($15,000,000.00) in the lawful currency of the United States of America (the “Initial Loan”) plus (b) the principal amount of any Additional Loans made by the Lenders to the Company pursuant to Section 2 below in the lawful currency of the United States of America in an aggregate principal amount not to exceed ONE HUNDRED AND TEN MILLION DOLLARS ($110,000,000.00) (subject to increase if agreed by the Company and the Lenders to an amount not to exceed $185,000,000.00 in accordance with Section 2(a)(ii)), together with (i) any amounts necessary to achieve the Base Return, (ii) interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the date on which this Note (the “Note”) is paid in full in cash, at the rate set forth in Section 2 below and (iii) any other amounts then due and payable hereunder.
Section 1. Definitions. As used in this Note, the terms set forth in Annex A have the meanings herein as specified in Annex A.
Section 2. Note Terms.
(a)Loans.

(i)Borrowing Request. Subject to the terms and conditions set forth in this Note and in reliance upon the representations and warranties of the Credit Parties set forth herein and in the other Note Documents, the Lenders agree (A) to advance to the Company on the Closing Date the Initial Loan and (B) to advance to the Company from time to time on any Business Day after the date hereof until October 1, 2024 (the “Availability Period”) such loans (“Additional Loans” and together with the Initial Loan, the “Loans”) as the Company may request pursuant to a written borrowing request in form and substance acceptable to the Lenders delivered to the Lenders at least five (5) Business Days in advance of the proposed advance date (or, if the principal amount of Additional Loans requested would, after giving effect to such credit extension, cause the aggregate principal amount of Loans extended to exceed $40,000,000, twelve (12) Business Days), unless otherwise agreed by the Lenders, containing (A) the amount of the requested Additional Loans, (B) a description of the Project Costs related to the ELN-02 Project (which are then due and payable) with respect to which the proceeds of such Additional Loans will be applied (together with invoices and other reasonably supporting documentation evidencing such Project Costs reasonably satisfactory to the Lenders), (C) the proposed advance date, which shall be a Business Day, (D) a certification from a responsible officer of the Company (reasonably acceptable to the Lenders) certifying that no Default or Event of Default exists and all representations and warranties in this Note and the other Note Documents (including Annex G) of the Credit Parties are true and correct in all material respects (in each case for this clause (D) to be certified as of the date of the borrowing request and the date of the advance of the Additional Loans). Any advance of Additional Loans will also be subject to satisfaction (or waiver by the Lenders) of the conditions set forth in Part II of Annex E. The advance of the Initial Loan will also be subject to satisfaction (or waiver by the Lenders) of the conditions set forth Part I of Annex E. There shall be no more than two (2) extensions of Additional Loans in any calendar month and in all events there must be at least ten (10) Business Days between extensions, unless otherwise agreed by the Lenders in writing to the Company.
(ii)Availability. The aggregate principal amount of Additional Loans extended shall not exceed $110,000,000.00 (the “Additional Note Commitment”). If agreed by the Company and the Lenders, each in their sole and absolute discretion, in a written agreement identified as an additional note commitment increase, the Additional Note Commitment hereunder may be increased to an aggregate principal amount not to exceed $185,000,000.00.
(A)Specified Availability Conditions. Without prejudice to any other terms or conditions related to the extensions of Additional Loans, (1) no Additional Loans shall be available to be extended unless the Company has satisfied the requirements of Section 4(h)(iii) (Control Agreements) and Section 4(h)(v) (Material Contracts), and such conditions are certified by a responsible officer of the Company (reasonably acceptable to the Lenders), and (2) the final $40,000,000 of Additional Note Commitment (the “Final $40 Million Committed Amount”) shall be available to be extended only after the Company shall have:

    (I)     entered into definitive credit documentation satisfactory to the Company and the Lenders (each in their sole and absolute discretion) (including a full form credit agreement and amended and restated Security Documents if deemed advisable by the Lenders) (the “Long Form Credit Documentation”), and
    (II)    entered into a hyperscale lease agreement acceptable to the Lenders (in their sole and absolute discretion) with respect to the ELN-02 Project (the requirements set forth in clauses (I) and (II), the “Final Warrant Issuance Conditions”).
(B)Waiver of Conditions. Notwithstanding anything to the contrary herein, the Lenders may, in their sole discretion, waive the Final Warrant Issuance Conditions (or any conditions set forth in Section 2(a)(ii)(A)) by means of the Lenders delivering written notice to the Company of any such waiver at any time.
(C)Final Warrant Issuance. The Company shall cause the Sponsor to issue to the Warrant Holder additional Warrants (the “Additional Warrants”) in respect of 2,964,917 shares of Common Stock of the Sponsor (the “Remaining Warrant Amount”) on the earlier of (1) the date that the Final $40 Million Committed Amount is extended and (2) the date the Final Warrant Issuance Conditions are (x) satisfied or (y) waived by the Lenders in accordance with Section 2.1(a)(ii)(B) (the “Additional Warrant Issuance”). In connection with such Additional Warrant Issuance, the Company shall cause the Sponsor to provide the deliverables set forth in Part III of Annex E hereto.
(D)Non-Revolving Nature of Commitments. Any amounts extended under this Note and repaid or prepaid may not be re-extended or reborrowed.
(b)Maturity Date. All principal and accrued interest on the unpaid principal of this Note (including all Additional Loans made hereunder) will be due and payable in immediately available funds upon the earlier of (i) the date of acceleration of the Loans hereunder or (ii) the third anniversary of the date of this Note (the “Maturity Date”).
(c) Withholding.
(i)Any and all payments made by the Company under this Note shall be made free and clear of and without deduction or withholding for any Taxes or Other Taxes. If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable under this Note, (i) then unless such Taxes are Excluded Taxes, the sum payable shall be increased by such additional amounts as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2(c)), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Company shall make such deductions or withholdings and (iii) the Company shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.
(ii)The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(iii)The Lenders shall provide to the Company a valid and duly executed Internal Revenue Service Form W-9.
(d)Tax Treatment. The Company and the Lender hereby acknowledge and agree that, for U.S. federal income tax purposes, the warrants issued with this Note and the subsequent warrants and loans contemplated by this Note and the other Note Documents and the Term Sheet executed by the Sponsor and the Lender related to the Long Form Credit Documentation, are, in each case, issued as part of an investment unit (the “Investment Unit”) within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) that includes the applicable loan and warrants. The Lender will determine (i) the fair market value of the applicable warrants and (ii) the issue price (within the meaning of Section 1273(b) of the Code) and original issue discount as defined in Section 1273 of the Code applicable to the loan issued with the applicable warrants, in each case, consistent with this Section 2(d) and Section 1.1273-2(h) of the Treasury Regulations, and the Lenders will inform the Company of such determination. The parties hereto agree to report all income tax matters with respect to such loans and warrants consistent with this Section 2(d) and shall not take any action or file any tax return, report or declaration inconsistent herewith unless required to do so by a change in applicable law or pursuant to a final determination pursuant to Section 1313(a)(1) of the Code.
(e)Interest. The loans made under this Note shall bear interest at a rate equal to the Applicable Margin. Interest shall be calculated on the basis of a 360-day year and 30-day months for actual days elapsed. The Secured Obligations shall automatically bear interest, after as well as before judgment, from the date of occurrence of any Event of Default until such Event of Default is no longer continuing, at a rate per annum equal to (i) in the case of principal of any Loan, (A) two percent (2.0%) per annum during the thirty (30) day period after such date and (B) thereafter, four percent (4.0%) per annum, in each case for clauses (A) and (B) plus the rate otherwise applicable to such Loan or (ii) in the case of any other amounts, the sum of the rate of interest applicable to Loans plus an additional (A) two percent (2.0%) per annum during the thirty (30) day period after such date and (B) thereafter, four percent (4.0%) per annum, on such amount (the “Post-Default Rate”). In no event shall the interest rate applicable at any time to this Note exceed the maximum rate permitted by law. Accrued interest on each Loan shall be payable in arrears on each Monthly Date in cash; provided that (i) Post-Default Rate interest accrued pursuant to this Section shall be payable in cash on demand and (ii) in the event of any repayment or prepayment of any Loan (including on the Maturity Date, upon acceleration or otherwise), accrued interest on the principal amount repaid or prepaid and all accrued commitment fees shall be payable on the date of such repayment or prepayment.
(f)Prepayments.
(i)The Company may prepay all or part of this Note at any time with no less than three (3) Business Days’ notice with accrued interest to the date of prepayment on the principal amount prepaid.

(ii)Immediately upon the receipt of net cash proceeds by, or on behalf of, the Company or any Project Company in respect of the issuance or incurrence of Indebtedness not permitted under the Note Documents, the Company shall apply such net cash proceeds received from such issuance or incurrence of Indebtedness upon receipt thereof to prepay the outstanding principal balance of this Note with accrued interest to the date of prepayment on the principal amount prepaid.
(iii)If (A) a hyperscale lease agreement acceptable to the Lenders (in their sole and absolute discretion) with respect to the ELN-02 Project has not been entered into, (B) the closing date and initial draw of the ELN-02 Senior Project Debt that has been approved by the Lenders has not occurred or (C) Long Form Credit Documentation satisfactory to the Lenders (in their sole and absolute discretion) has not been entered into by the Credit Parties, in each case by October 1, 2024 (the “Excess Cash Flow Commencement Date”), then on each Excess Cash Flow Application Date thereafter, the Company shall apply 100% of Excess Cash Flow toward the prepayment of the Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than three (3) Business Days after each Monthly Date as set forth in a certificate of a responsible officer of the Company delivered to the Lenders, setting forth in such certificate a calculation of Excess Cash Flow for the period ending on such Monthly Date. For the avoidance of doubt, it will not be a Default or Event of Default hereunder solely based on the Lenders not approving any hyperscale lease agreement as provided in clause (A) above.
(iv)Upon a Change of Control, the Company shall prepay the full outstanding principal balance of this Note together with (A) accrued interest to the date of prepayment on the principal amount prepaid and (B) any other amounts then due and payable hereunder.
(v)Prepayments pursuant to this Section 2(f) shall, in each case, be accompanied by the payment of amounts sufficient to achieve the Base Return with respect to the prepaid Loans.
(g)Application of Payments. Except as otherwise provided herein with respect to prepayments, all payments on this Note shall be applied to the payment of accrued interest before being applied to the payment of principal (including in respect of amounts sufficient to achieve the Base Return). Any payment which is required to be made on a day which is not a Business Day shall be payable on the next succeeding Business Day and such additional time shall be included in the computation of interest.
(h)Base Return. Prepayments permitted or required under this Section 2 (excluding in connection with a refinancing of the Note pursuant to the entry into a Long Form Credit Documentation but including, for avoidance of doubt, any prepayments of the Loans occurring after acceleration of the Loans pursuant to Section 6 and any other prepayments of the Loans), shall be accompanied by an amount sufficient to achieve the Base Return with respect to the Loans subject to prepayment on such date of prepayment.

(i)Unused Commitment Fee. The Company agrees to pay or procure the payment to the each Lender, in accordance with each Lender’s portion of the Additional Note Commitment hereunder, a commitment fee equal to the rate per annum of 2.0%, multiplied by the actual daily amount of the Available Note Commitment Amount. The commitment fee shall accrue at all times during the Availability Period and shall be due and payable quarterly in arrears on each Quarterly Date and on the date of termination of the Additional Note Commitments by the Lenders as provided herein. The commitment fee shall be calculated quarterly in arrears.
Section 3.Representations and Warranties of the Company. To induce Lenders, in their sole discretion, to make the loans to the Company, the Company represents, warrants and covenants to Lenders and the other Secured Parties the following, and pursuant to the other Note Documents (including the Sponsor Loan Guarantee) to which a Credit Party is a party, such Credit Party represents, warrants and covenants to Lenders, the following as of the date of this Note, as the date of each borrowing of Additional Loans and any other date such representations, warranties and covenants are required to be made:
(a)Organization; Powers. Each Credit Party (a) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except in the case of this clause (c) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Authority; Enforceability. The execution, delivery and performance of the Note Documents to which it is a party and the transactions contemplated thereby are within each Credit Party's corporate, limited partnership, limited liability company or other organizational powers, as applicable, and have been duly authorized by all necessary corporate, limited partnership, limited liability company or other organizational, as applicable, and, if required, shareholder, partner or member action, as applicable (including any action required to be taken by any class of directors of any Credit Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Note Documents). Each Note Document to which any Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)Approvals; No Conflicts. Neither the execution and delivery of this Note or the other Note Documents by any Credit Party, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them, (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors or managers, whether interested or disinterested, of any Credit Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Documents as required by the Note Documents, (b) will violate (i) in any material respect, any applicable law or regulation or (ii) any organizational document of any Credit Party or any order of any Governmental Authority, (c) will not violate or constitute a material default under or result in any material breach of any indenture, agreement or other instrument binding upon any Credit Party or any of its Properties (including the material contracts relating to the development, construction and operation of the data center facilities owned by the Project Companies and agreements evidencing Indebtedness of the Project Companies), or give rise to a right thereunder to require any payment to be made by such Credit Party and (d) will not result in the creation or imposition of any Lien on any Collateral or any other Property of any Credit Party (other than the Liens created by the Note Documents).
(d)No Material Adverse Effect. Since February 28, 2024 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has disclosed to the Lenders all material agreements, instruments and corporate or similar restrictions to which it or any of its Subsidiaries is subject to the extent such agreements, instruments or restrictions relate to the Note Documents and the transaction contemplated thereby or the Projects, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(e)Litigation. There are no material actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened by, against or affecting any Credit Party, any Project or their respective Properties or revenues (a) which, either individually or in the aggregate, could reasonably be expected to result in liability exceeding (i) $1,000,000 in the case of the Note Parties or (ii) $10,000,000 in the case of the Sponsor, or (b) that involve any Note Document, Material Project Document or the transactions contemplated thereby.
(f)Compliance with Law. Each of the Credit Parties is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, in each case other than where the failure to do so could reasonably be expected to result in a Material Adverse Effect. All permits for each Project that are required for the current stage of development, construction and operation of such Project (including all permits for the construction of the ELN-02 Project in accordance with the plans and specifications of such Project) by the date this representation is made have been duly obtained and are in full force and effect and no appeal of such permits are pending and such permits are not be subject to any unsatisfied conditions that would reasonably be expected to allow for material modification or revocation or otherwise have a material and adverse effect on such Project and the Credit Parties are in material compliance with all such permits.
(g)Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
(h)Ownership; Properties. The ownership chart set forth in Annex B sets forth the true, complete and accurate structure and ownership of Parent, the Company and each Subsidiary of the Company as of the Closing Date. Each Credit Party has good title to all of the Equity Interests it purports to own, free and clear in each case of any Lien. All Equity Interests of the Note Parties have been validly issued, and all such Equity Interests are fully paid and non-assessable and were offered and issued in compliance with applicable laws. There are no options, warrants or other rights outstanding to purchase any Equity Interests of the Company or its Subsidiaries. Each of the Note Parties has (i) good and marketable fee simple title in its real property and (ii) good title to all of its personal Property and the Sponsor has good title to all the Collateral pledged by it under the Note Documents.

(i)Security Documents. Each Security Document, upon execution and delivery thereof, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements or upon the taking of possession or control by the Collateral Agent of Equity Interests and other Collateral with respect to which a security interest may be perfected by possession or control, such Security Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral.
(j)Use of Proceeds. The Credit Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used by any Credit Party or any of their Subsidiaries for any purpose which violates the provisions of Regulation T, U or X of the Board.
(k)Solvency. After giving effect to the issuance of this Note and the transactions contemplated by the Note Documents on the Closing Date, (a) the Company and its Subsidiaries, on a consolidated basis, are Solvent and (b) the Sponsor and its Subsidiaries, on a consolidated basis, are Solvent.
(l)No Default. None of the Credit Parties or any of their Subsidiaries is in material default nor has any event or circumstance occurred which would constitute a default under any Material Project Document or indenture, note, credit agreement or instrument by which any Credit Party or any of their Properties is bound (other than with respect to any Cloud Services Agreements, so long as the Sponsor has not been provided with a notice of default thereunder). No Default or Event of Default has occurred and is continuing both before and after giving effect to the transactions contemplated by the Note Documents.
(m)ESA. Each Electric Service Agreement with Montana-Dakota Utilities Co. and Otter Tail Power Company with respect to the Projects is in full force and effect, all conditions precedent required to receive services from Montana-Dakota Utilities Co. or Otter Tail Power Company have been satisfied, including but not limited to North Dakota Public Service Commission approvals, and to the Credit Parties’ knowledge, Montana-Dakota Utilities Co. will be able to satisfy the applicable Project Company’s service delivery obligations under all of its management service agreements with crypto mining customers and the potential lease agreement outlined in letters of intent with respect to the ELN-02 Project, including to deliver an incremental 225 MW to ELN-02 Project.
(n)Operations. The (i) rights granted to ELN-02 Project Company pursuant to the Material Project Documents to which it is a party, (ii) its real property rights and (iii) permits and utility services (including electric power supply) it has obtained (or, other than in the case of electric power supply, are otherwise available to the ELN-02 Project Company on commercially reasonable terms as and when required) together are sufficient to (A) enable the ELN-02 Project to be located, constructed, operated and routinely maintained in all material respects as contemplated by (x) the Note Documents, (y) the Material Project Documents applicable to such Project, and (z) any lease agreement (or equivalent agreement) entered into with any tenant at the ELN-02 Project (or, prior to entering into the definitive lease, any potential lease agreement (or equivalent agreement) outlined in letters of intent with prospective tenants with respect to the ELN-02 Project based solely on the terms of any such letters of intent), and (B) provide adequate ingress and egress for any reasonable purpose in connection with the construction of such Project. To the Credit Parties’ actual knowledge, all of the utilities and other communications access, including, without limitation, electric power supply and fiber optics access, at each Project meet or exceed the access and capacity requirements of each lease agreement or master supply agreement, as applicable, for its proposed use under such lease agreement or master supply agreement, in each case, as required thereunder. More than two fiber carriers maintains long-haul fiber lines connected to the ELN-02 Project site, which fiber lines have sufficient capacity to fully service the initial 100 MW being constructed at the ELN-02 Project. The Credit Parties have all insurance policies sufficient for the compliance by it with all material Governmental Requirements and all material agreements, including all Material Project Documents and in at least amounts and against such risk (including public liability insurance) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company and the Project Companies.
(o)Environmental. The Projects and other Properties of the Company and its Subsidiaries, including the Project Companies, are in compliance with all applicable environmental laws in all material respects, the Project Companies have operated their respective Projects and other Properties in compliance with all applicable environmental laws in all material respects, and to the knowledge of the Credit Parties, the Projects and other real property Properties of the Project Companies were operated in compliance with applicable environmental laws and not subject to a required remediation of an environmental condition in accordance with applicable environmental laws prior to the acquisition thereof. There are no written claims, orders or proceedings, or to the knowledge of the Credit Parties, investigations or requests for information concerning any material violation of, or any material liability or obligation (including as a potentially responsible party) under, any environmental law that is pending or, to the knowledge of the Credit Parties, threatened against the Company or any if its Subsidiaries, including the Project Companies, or any of their respective Projects or other Properties, or as a result of any operations at such Projects or other Properties, and to the knowledge of the Credit Parties’ there are no conditions or circumstances that would reasonably be expected to result in the receipt of claims, orders, investigations, requests for information or proceedings in any material respect. There has been no release or, to the knowledge of the Credit Parties, threatened release, of hazardous materials at, on, under or from any Project or other Properties owned by the Company or any if its Subsidiaries, including the Project Companies and there are no remediations, abatements, removals, or monitorings of hazardous materials required under applicable environmental laws at the Projects or such Properties.
(p)Warrants. The representations and warranties set forth in Part I of Annex G (excluding, for the avoidance of doubt, I.(b), I.(f) and I.(g)) are true and correct.
Section 4. Covenants. Until Payment in Full:
(a)Financial and Other Information.
(i)Promptly after the furnishing thereof, the Company shall, and shall cause the Sponsor and each Project Company to, provide copies of any audited or unaudited financial statement (including (A) segment reporting to the extent not already included in the financial statements of the Sponsor and (B) all audited and unaudited financial statements and interim balance sheets and income statements, of ELN-01 Project Company and Jamestown Project Company delivered pursuant to the Starion Bank Loan Agreements), report, compliance certificates or default notice furnished to or by any Person pursuant to the terms of any indenture, loan or credit or other similar material agreement of any Credit Party.

(ii)Within ten (10) days after the end of each calendar month after the Closing Date, (A) a construction progress report for the ELN-02 Project in a form acceptable to the Lenders, which report shall include (1) an update on compliance with the milestones set forth in the construction budget and schedule delivered to the Lenders on the Closing Date (the “ELN-02 Project Construction Budget and Schedule”) and, if any such milestone is not expected to be achieved or timely achieved, the reasons therefor, (2) the status of construction of such Project (and a description of any material defects or deficiencies), and (3) any material variance from the ELN-02 Project Construction Budget and Schedule and anticipated cost overruns and (B) a monthly operating report for the ELN-01 Project and the Jamestown Project, in a form acceptable to the Lenders, which shall include (1) all amounts invoiced for the master services agreements for such Projects, (2) any material unscheduled maintenance, casualty events or other material interruption in operations, (3) a variance analysis of such Project’s operating costs as compared to its operating budget, (4) a description in reasonable detail of Permitted ATR Payments and (5) material disputes with contractors, materialmen, suppliers, customers or others and any related material claims against the Company or any of its Subsidiaries.
(iii)Promptly upon request of the Lenders, drafts of letters of intent, term sheets and lease agreement with any potential tenant at the ELN-02 Project.
(iv)Promptly after receipt thereof, provide copies of all Phase I reports and any other environmental reports relating to the Projects.
(b)Material Notices. Promptly (but, in any event, no later than five (5) Business Days) after obtaining knowledge thereof or following the delivery thereof, as applicable, the Company will provide written notice of the following:
(i)the occurrence of any Default or Event of Default,
(ii)any material casualty event relating to a Project,
(iii)the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Credit Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to (A) result in potential liability of $1,000,000, individually or in the aggregate, or more or (B) have a Material Adverse Effect,
(iv)(A) any material default or event or condition that constitutes a material default or event of default or a termination event or event or condition that permits termination under any Material Project Document or agreement evidencing material Indebtedness of any Project Company (including the Starion Bank Loan Agreements), (B) any notice of termination or assignment (or notice of intent to terminate or assign) or notice of material default or waiver received or given, under, or in connection with, any Material Project Document, or any other material notice under, or in connection with, any Material Project Document, (C) any termination or material amendment, change order or modification of, or material waiver or consent under, any Material Project Document, and in each case, a copy of such termination, amendment, change order, modification, waiver or consent, (D) any material amendment, modification, waiver or other change to any agreement evidencing material Indebtedness of any Note Party and (E) any new material project agreement entered into in respect of the Projects (together with full, correct and complete copies of all such agreements),
(v)any termination, amendment or expiration of any letter of intent or similar agreement with a potential tenant at the ELN-02 Project in existence on the Closing Date and any new letter of intent or similar agreement for leased space at such Project (together with copies of any such agreements, including any agreement granting exclusivity to any third parties, if requested by the Lenders) and any definitive executed lease agreement (or equivalent agreement) with any tenant at the ELN-02 Project (together with copies of any such agreement), and
(vi)any other development or circumstance that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(c)Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, prospects and financial condition of the Credit Parties and their Subsidiaries (including with respect to beneficial ownership of the Company and its parent companies) or compliance with the terms of this Note or any other Note Document, material project document, existing debt document as the Lenders, acting reasonably, may request.
(d)Existence; Conduct of Business. The Company will, and will cause each of other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification. The Company, at its own expense, will, and will cause each of its Subsidiaries to, (A) keep each Project, or cause the same to be kept, in good condition consistent in all material respects with prudent industry practice and Material Project Documents, and make or cause to be made all repairs (ordinary wear and tear excepted) necessary to keep each Project in such condition and (B) at all times construct or operate such Project, or cause the same to be constructed or operated, as applicable, in all material respects in a manner consistent with the Material Project Documents relating to such Project and prudent industry practice and in compliance with all permits and Governmental Requirements in all material respects.
(e)Compliance with Laws. The Company will, and will cause each other Credit Party to, comply with its Organizational Documents and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property in all material respects. Without limiting the generality of the foregoing, the Company will, and will cause each of its Subsidiaries to, obtain and maintain permits that are required for the current stage of development, construction and operation of each Project as and when required under applicable Governmental Requirements and comply in all material respects with all such permits.

(f)Use of Proceeds.
(i)The Company shall use the proceeds of the Loans to pay transaction costs, to pay the outstanding loan amount owed to Vantage Bank and to pay Project Costs of the ELN-02 Project supported by invoices or other documentation in each case as approved by the Lenders.
(ii)The Company will not use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Credit Party, joint venture partner or other Person, (A) to its knowledge, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of applicable Sanctions or (C) in any manner that would result in the violation of Sanctions by any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor or otherwise.
(g)Further Assurances. The Company, at its sole expense, will, and will cause each other Credit Party to, promptly execute and deliver to the Collateral Agent all such other documents, agreements and instruments requested by the Collateral Agent (each, acting at the direction of the Lenders, acting reasonably) to comply with or accomplish the conditions precedent, covenants and agreements of the Credit Parties in the Note Documents, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Lenders, in connection therewith.
(h)Credit and Collateral Related Covenants.
(i)[Reserved].
(ii)Organizational Documents. Within ten (10) Business Days of the Closing Date (or such later date as agreed by the Lenders), the Company shall cause each Project Company to amend its Organizational Documents to implement changes relating to foreclosure matters, share certificates and governance stripping, in each case in a manner satisfactory to the Lenders (such consent not to be unreasonably withheld if such changes are consistent with the changes made to the Organizational Documents of the Company that relate to such matters).
(iii)Control Agreements. By no later than June 30, 2024 (or such later date as agreed by the Lenders), the Company shall (A) have opened a depositary account with a bank reasonably satisfactory to the Lenders and provided payment direction notices with respect to customers under applicable Material Project Documents to make payments to such account in a manner reasonably satisfactory to the Lenders, and (B) have delivered to the Collateral Agent a control agreement in form and substance reasonably acceptable to the Lenders with respect to each account of the Company and the Project Companies set forth in Annex D (other than (x) prior to the Excess Cash Flow Commencement Date, accounts at Starion Bank and (y) accounts at Vantage Bank, in each case as indicated on such Annex D), in each case including provisions to make such agreements blocked accounts after the Excess Cash Flow Commencement Date, that only permit transfers permitted by the terms of the Note Documents, as requested by the Note Parties and confirmed by the Lenders, such confirmation not to be unreasonably withheld or delayed. All accounts of Company and the Project Companies are set forth in Annex D hereto and the Company agrees not to, and to not permit any of its Subsidiaries to, open any new accounts.
(iv)Mortgages; Title. Within forty five (45) days following the Closing Date (or such longer period as agreed by the Lenders in their reasonable discretion), the Company shall have delivered, or cause to have been delivered, to the Collateral Agent and the Lenders the following:
(A)[Reserved];
(B)the Title Insurance Policies along with (i) evidence reasonably acceptable to the Lenders of payment by the Company of all applicable premiums, search and examination charges, escrow charges and expenses required for the recording of the Mortgages and issuance of the Title Insurance Policies; and (ii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called "gap" indemnification) as shall be required to induce the Title Company to issue the Title Insurance Policies; the Lenders agree that they will use commercially reasonable efforts to structure the Long Form Credit Documentation in a manner to mitigate costs of duplicative title policies;
(C)a survey of each mortgaged Project (a) prepared by a surveyor reasonably acceptable to the Lenders, (b) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Lenders, (c) certified to the Collateral Agent and the Title Company, which certification shall be reasonably acceptable to the Lenders and (d) complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, and the National Society of Professional Surveyors (except for such deviations as are reasonably acceptable to the Lenders), and with respect to any Project under active construction, such survey may not depict improvements that are not completed as of the date of the field work provided that such field work was completed not earlier than three months prior to the date of such certification or re-certification or such other date as may be reasonably satisfactory to the Lenders; and
(D)(i) "Life-of-Loan" Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each mortgaged Project; and (ii) in the event any such property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a

Special Flood Hazard Area, (A) a notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable Credit Party, (B) evidence of flood insurance with a financially sounds and reputable insurer, naming the Collateral Agent, as mortgagee, in an amount and otherwise in form and substance reasonably satisfactory to the Lenders, and (C) evidence of the payment of premiums in respect thereof in form and substance reasonably satisfactory to the Lenders.
(v)Material Contracts. The Company shall, and shall cause each other Credit Party to, and to cooperate with the Sponsor in effectuating, including taking assignment of project contracts, the following pursuant to a plan acceptable to the Lenders: within twenty (20) Business Days, (A) the assignment of all of the master services agreements in respect of the Projects owned by the Jamestown Project Company and the ELN-01 Project Company and any other material project contracts approved by the Lenders to the Company or applicable Project Company as requested by the Lender and (B) the assignment of all purchase orders of the ELN-02 Project Company and all other project contracts (other than as agreed by the Lender in writing) to the Sponsor, in each case with all such agreements subject to the Lien of the Collateral Agent in favor of the Secured Parties pursuant to the Sponsor Security Agreement other than those purchase orders listed on Annex F. After the Closing Date, any new material project agreement to be entered into in respect of the ELN-02 Project shall be entered into by the Sponsor unless otherwise agreed by the Lender.
(i)Indebtedness. The Company will not incur, create, assume or suffer to exist, or permit any other Note Party to incur, create, assume or suffer to exist, any Indebtedness, except: (i) the Secured Obligations arising under the Note Documents or any guarantee of the Secured Obligations arising under the Note Documents; (ii) Indebtedness of the Jamestown Project Company and the ELN-01 Project Company in the form of the existing Indebtedness under the Starion Bank Loan Agreements (as in effect on the Closing Date) outstanding on the Closing Date; (iii) the ELN-02 Senior Project Debt that has been approved by the Lenders; and (iv) other Indebtedness approved by the Lenders.
(j)Liens. The Company will not permit any Note Party to incur, create, assume or suffer to exist, any Lien on any of their respective Properties (now owned or hereafter acquired), except:
(i)Liens securing Secured Obligations pursuant to the Security Documents;
(ii)Excepted Liens;
(iii)Liens on assets of the Jamestown Project Company and/or the ELN-01 Project Company securing obligations under Indebtedness permitted under Section 4(i)(ii) as in effect on the Closing Date;
(iv)Liens on assets of and Equity Interests in ELN-02 Project Company solely to the extent securing obligations under the ELN-02 Senior Project Debt that has been approved by the Lenders; and
(v)Liens purportedly arising from precautionary Uniform Commercial Code financing statement filings made in respect of operating leases of personal property entered into by any Company in the ordinary course of business.

(k)Dispositions. The Company will not permit any other Note Party to sell, assign, convey or otherwise transfer or dispose of any Property except for: (i) the sale of spare parts in the ordinary course of business (other than any spare parts relating to transformers) and where such spare parts are not useful or necessary for the operation of any data center or crypto mining facility or that are replaced by assets of equal suitability, quality and value; (ii) assets that are worthless or obsolete or worn out, or are no longer used or useful in the conduct of its business, in each case in the ordinary course of business; and (iii) to the extent constituting dispositions, settlements of accounts receivable pursuant to bona fide collection efforts.
(l)Warrants. The Company agrees to cause the Sponsor to, (a) as soon as practicable on June 11, 2024, file the amendment to the Sponsor’s Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to increase the number of shares of Common Stock authorized for issuance thereunder from 166,666,667 to 300,000,000, (b) on or prior to June 17, 2024, issue a Warrant (the “Initial Warrant”) to the Warrant Holder in respect of 6,300,449 shares of Common Stock of the Sponsor in a registered offering under the Securities Act, including providing the deliverables set forth in Part III of Annex E hereto, and (c) in the event the accordion (as described in the Term Sheet executed by the Sponsor and the Lender related to the Long Form Credit Documentation) is funded, substantially concurrently with such funding issue an additional Warrant to the Warrant Holders in respect of 5,559,220 shares of Common Stock of the Sponsor, including providing the deliverables set forth in Part III of Annex E hereto (any such Warrant issuance, an “Accordion Issuance” and any such Warrant, an “Accordion Warrant”).
(m)Subsidiaries. The Company will not establish or maintain any Subsidiaries other than Subsidiaries existing on the Closing Date.
(n)Restricted Payments; Other Payment Restrictions. Upon the occurrence and during the continuance of a Default or Event of Default or any time after the Excess Cash Flow Commencement Date, the Company:
(i)shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment and no Subsidiary of the Company shall make any Restricted Payment under clause (e) of the definition of Restricted Payments; provided that the Company may make with respect to any month, Permitted ATR Payments that are Permitted O&M Payments; and
(ii)shall not, and shall not permit any other Credit Party to, make any transfers of funds to (x) accounts of the Jamestown Project Company and the ELN-01 Project Company at Starion Bank other than amounts required to pay debt service then due and payable under the Starion Bank Loan Agreements or (y) to accounts at Vantage Bank.
The Company shall not, and shall not permit any other Credit Party to, direct any payments under master services agreements, leases or similar customer agreements that are, in each case, for a Project to be made to any entity other than the Company or, if approved by the Lender, a Subsidiary of the Company.
(o)Organizational Documents; Material Project Documents. The Company will not, and will not permit any of its Subsidiaries or Parent to, amend or otherwise modify (or permit to be amended or modified) its Organizational Documents, or take any action that would impair its rights under its

Organizational Documents, in each case, in a manner that would be adverse to such Note Party or adverse to the Lenders (as reasonably determined by the Lenders); provided that any amendment or other modification to any Organizational Documents of any Note Party that changes the provisions relating to permissibility or terms of the pledge, transfer and foreclosure rights of the Lenders, or any other rights or limitations in any Organizational Documents with respect to which a change would require consent of a secured creditor, shall be deemed adverse to the Lenders (it being understood that any amendment, modification or revocation of any resolution or other documentation that implements such provisions, to the extent implementing such provisions, shall be deemed an amendment to such Organizational Documents). The Company will not, and will not permit any of its Subsidiaries or Parent to, terminate (or consent to be terminated) or amend, waive or otherwise modify (or permit to be amended, waived or modified) in any material and adverse manner, any master services agreement entered into in respect of the Jamestown Project or the ELN-01 Project, any lease agreement (or equivalent agreement) entered into with any tenant in respect of the ELN-02 Project or any electric services agreement or other agreement for material utility services related to the Projects in each case without the consent of the Lender (not to be unreasonably withheld or delayed).
(p)Permitted Structure Changes. Notwithstanding anything to the contrary in this Note or the other Note Documents, in connection with the preparation of the structure of the Company and its Subsidiaries for a preferred equity investment related to the ELN-02 Project, the Lenders agree that the Company may (i) form a new Subsidiary that will own ELN-02 Holdings and (ii) form additional Subsidiaries of ELN-02 Holdings and ELN-02 Project Company to facilitate the development of the several phases of the ELN-02 Project; provided that (A) the Company shall provide to the Lenders reasonable prior notice of any proposed changes to the corporate structure of the Company together with a written description of the proposed restructuring plan and steps; (B) after giving effect thereto, 100% of the Equity Interests in all such Subsidiaries shall be owned, directly or indirectly, by the Company and each newly formed Subsidiary shall be deemed a Note Party under the Note Documents; (C) the Organizational Documents of such Subsidiaries shall be satisfactory to the Lenders; (D) all of the Collateral shall remain pledged and subject to the Lien of the Security Documents after giving effect thereto and otherwise there shall be no adverse effect on the Collateral, and the Company shall cause the Equity Interests in, and all assets of, each such new Subsidiary to be pledged and subject to the Lien of the Collateral Agent pursuant to the Security Documents, including by executing and delivering joinder agreements and amending or executing new mortgages, in each case in form and substance reasonably satisfactory to the Lenders, and (E) the Company shall, and shall cause its Subsidiaries to, take all other actions (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or reasonably requested in connection therewith and provide such other corporate documents, certificates and legal opinions as may be reasonably requested by the Lenders. In addition, it is understood that, for avoidance of doubt, the Company may optionally prepay the Note in full at any time, including when a Default or Event of Default exists.
Section 5. Closing Date. On or prior to the date hereof (the “Closing Date”), the Company certifies that it has satisfied the conditions precedent listed in Part I of Annex E hereof. As of any date of borrowing of Additional Loans, the Company certifies that it has satisfied the conditions precedent listed in Part II of Annex E hereof.
Section 6. Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)default in payment when due and payable, upon redemption, acceleration or otherwise, of principal (including in respect of the Base Return) of, or premium, on this Note or any other Note Document and such default shall continue unremedied for a period of two (2) Business Days;
(b)default in the payment when due of interest on or with respect to this Note or any other amount in respect of or in connection with this Note and such default shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any certificate, financial statement or other document required to be delivered in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)any Credit Party shall fail to observe or perform any covenant, condition or agreement applicable to it (i) contained in Section 4(b)(i), Section 4(d), Sections 4(h)(ii), (iii), (iv) and (v), Section 4(i), Section 4(j), Section 4(k), Section 4(l), Section 4(m), Section 4(n) and Section 4(o) of this Note, (ii) contained in the Sponsor Loan Guarantee or (iii) with respect to the Additional Warrant Issuance;
(e)any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Note (other than those specified in clauses (a) through (d) above) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days following the earlier of (i) any Credit Party’s knowledge of the failure and (ii) the receipt by the Company of written notice thereof from a Lender;
(f)(i) any Credit Party shall fail to make any payment in respect of Indebtedness in an aggregate principal amount of (x) $1,000,000 or more, in the case of any Note Party or (y) $25,000,000 or more, in the case of the Sponsor, in each case when and as the same shall become due and payable, after taking any applicable grace periods and any written waivers of the requisite lenders of such Indebtedness with respect to thereto into account, (ii) any event or condition occurs that results in Indebtedness in an aggregate principal amount of (x) $1,000,000 or more, in the case of Parent, the Company or any of its Subsidiaries or (y) $25,000,000 or more, in the case of the Sponsor, in each case becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require any Credit Party or to make an offer in respect thereof, after taking any written waivers of the requisite lenders of such Indebtedness with respect to thereto into account or (iii) any “Event of Default” (or equivalent term) under any existing Indebtedness for borrowed money of any of Jamestown Project Company or ELN-01 Project Company (including the loans made by Starion Bank pursuant to the Starion Bank Loan Agreements), after taking any applicable grace periods or written waivers of the requisite lenders of such Indebtedness with respect to thereto, into account, shall have occurred; provided that, notwithstanding the foregoing, with respect to any Cloud Services Agreement Default that constitutes an Event of Default under this clause (f), the Lenders agree not to exercise any rights or remedies under the Note Documents with respect to such Cloud Services Agreement Default during the Cloud Services Agreement Default Standstill Period with respect thereto.
(g)(i) any settlement or judgment (or order by a Governmental Authority) for the payment of money (as reduced by any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers do not dispute coverage) in excess of (x) $1,000,000 or more, in the case of the Note Parties or (y) $25,000,000 or more, in the case of the Sponsor, in the aggregate shall be rendered against any Credit Party or paid, unless in the case of any such judgments or orders, within a thirty (30)-day period thereof unless a stay of enforcement of such judgment or order shall be put in and remain in effect and no action is legally taken by a judgment creditor or judgment creditors to attach or levy upon any assets of any Credit Party to enforce any such judgment; and (ii) any non-monetary judgment or order shall be rendered against any Credit Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(h)any Credit Party pursuant to or within the meaning of the Bankruptcy Code: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors;
(i)a court of competent jurisdiction enters an order or decree under any provision of the Bankruptcy Code that: (A) is for relief against any Credit Party in an involuntary case; (B) appoints a custodian of any Credit Party for all or substantially all of the property of any Credit Party; or (C) orders the liquidation of any Credit Party; and the order or decree remains unstayed and in effect for sixty (60) consecutive days;
(j)any Note Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of any Note Document), or any Credit Party, or any Person acting on behalf of any Credit Party, denies or disaffirms its obligations under any Note Document;
(k)the Note Documents cease to create a valid and perfected Lien of the priority required thereby on any material portion of the collateral purported to be covered thereby, except to the extent permitted by the terms of the Note Documents, or any Credit Party shall so state in writing;
(l)a Change of Control occurs;
(m)(i) a material breach by any party to or material default under any Material Project Document has occurred after taking any applicable grace periods into account or (ii) a Material Project Document shall terminate or cease for any reason to be in full force and effect; and
(n)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
In the case of an Event of Default other than one described in Section 6(h) or Section 6(i), at any time thereafter during the continuance of such Event of Default, the Lenders may, by notice to the any Company, take either or both of the following actions, at the same or different times: (i) terminate the Additional Note Commitments, and thereupon the Additional Note Commitments shall terminate immediately, and (ii) declare the Loans then outstanding and this Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable (together with accrued interest thereon), including an amount sufficient to achieve the Base Return, and all fees and other obligations of the Company accrued hereunder and under the other Note Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Company; and in case of an Event of Default described in Section 6(h) or Section 6(i), the Additional Note Commitments shall automatically terminate and the principal of the Loans then outstanding (together with accrued interest thereon), including an amount sufficient to achieve the Base Return then applicable and all fees and the other obligations of the Company accrued hereunder and under the other Note Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.
In the event the Secured Obligations are reinstated for any reason, it is understood and agreed that the Secured Obligations shall be subject to the Base Return Principle and the Company are required to pay amounts necessary to achieve the Base Return in accordance with the Note Documents. For avoidance of doubt, the obligations of the Company to pay amounts to achieve the Base Return shall also be payable in the event the Secured Obligations (and/or this Note) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.
THE COMPANY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY AMOUNT DUE TO ACHIEVE THE BASE RETURN.
The Company expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Base Return Principle is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) as established by the Base Return Principle, the obligation of the Company to pay amounts necessary to achieve the Base Return in accordance with the Note Documents is incurred on the date hereof (subject to subsequent extensions of credit by the Lenders) and part of the Secured Obligations on the date hereof (as increased by subsequent extensions of credit by the Lenders) and in all events shall be part of the Secured Obligations; (iii) the amounts payable to achieve the Base Return shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iv) there has been a course of conduct between the Lenders and the Company giving specific consideration in this transaction for such agreement to achieve the Base Return; and (v) the Company shall each be estopped hereafter from claiming differently than as agreed to in this paragraph.
The Company expressly acknowledges that its agreement to pay amounts to the Lenders necessary to achieve the Base Return to the Lenders as herein described is a material inducement to the Lenders to provide the extensions of credit under this Note.
In the case of the occurrence of an Event of Default, the Collateral Agent and the Lenders will have all other rights and remedies available at law and equity.
Section 7. Indemnity; Expenses. The Company shall indemnify Lender, and Lender’s affiliates, directors, officers, employees, agents, partners and advisors (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of this Note, the Note Documents, the performance by the parties hereto of their respective obligations under this Note, the Note Documents or the consummation of the transactions or any other transactions contemplated by this Note, the Note

Documents or (b) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or its Subsidiaries or Sponsor against such Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Note Document, if the Company or its Subsidiaries or Sponsor thereof has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Company, Sponsor or any Affiliate therefore and that is brought by such Indemnitee against another Indemnitee. The obligations of the Company under this paragraph shall survive the Payment in Full of the Note.
The Company shall (regardless of whether the Closing Date occurs), pay (a) all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent, Lenders and their Affiliates, including the reasonable and documented fees, charges and disbursements of their counsel and other consultants, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the extensions of credit provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Collateral Agent and Lenders as to the rights and duties of the Collateral Agent and the Lenders with respect thereto) of this Note and the other Note Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all costs, expenses, assessments and other similar charges incurred by the Collateral Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Note or any Note Documents or any other document referred to therein and (iii) all out-of-pocket expenses incurred by the Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel or other consultants for agents or any Lender, in connection with the enforcement or protection of their rights in connection with this Note or any other Note Document, including their rights under this Section 7, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or similar negotiations in respect of such Loans (it is understood that, if any Credit Party fails to perform any covenant or agreement contained herein or in any other Note Document, the Collateral Agent (acting at the direction of the Lenders) may itself, but shall have no obligation to do so, perform or cause performance of such covenant or agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be reimbursed on demand by the Company).
Section 8. Miscellaneous.
(a)The Company, for itself and its successors and assigns, hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands (other than demand for payment) in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note. The liability of any Company hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder hereof, including, but not limited to any extension of time, renewal, waiver or other modification. Any failure of the holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Any waiver of any provision of this Note or any other Note Document or consent to any departure by any Note Party therefrom shall be effective only in the specific instance and for the purpose for which given. Lender or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.
(b)This Note and the other Note Documents may only be changed, modified or terminated or have any of its provisions waived by an agreement in writing signed by the parties hereto or thereto. In addition, notwithstanding the foregoing, the Collateral Agent and the Lenders, with the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), may amend, modify or supplement any Note Document in order to (a) grant, perfect, protect, expand or enhance any security interest in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, (b) add, supplement or modify any collateral agency provisions to the extent needed in connection with the appointment of any successor agent as Collateral Agent after the Closing Date and (c) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Note Document.
(c)All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic communication at the address set forth herein or at such other addresses as any party shall have specified to the other parties in writing. All notices and other communications given to any party hereto in accordance with the provisions of this Note or the other Note Documents shall be deemed to have been given on the date of receipt.
(d)This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed wholly within that state. If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision hereof. This Note shall bind the Company and its successors and assigns. This Note may not be assigned or transferred by any Company without the prior written consent of the Lenders. The Lenders reserves the right to assign or sell participations in the Note to any entity (including to any Federal Reserve Bank in accordance with applicable law) and to provide any assignee or participant or prospective assignee or participant with information of the Company previously received by Lenders, subject to confidentiality requirements. The Company’ consent to such assignment or participation is hereby deemed granted. Lenders and each of its assigns shall be an express third party beneficiary under this Note with direct rights to enforce, or exercise rights, make claims or seek remedies under, this Note.
The Company shall maintain at one of its offices at 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219 a copy of each assignment of the Note delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Note. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters “name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under the Note Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans or its other obligations under any

Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Note notwithstanding any notice to the contrary.
THE COMPANY AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE STATE OR FEDERAL COURTS, AS THE CASE MAY BE, LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY ARBITRATION PROCEEDING PURSUANT HERETO SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE COMPANY CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO ANY COMPANY AT ITS ADDRESS SET FORTH BELOW OR TO ANY OTHER ADDRESS AS MAY APPEAR IN LENDER’S RECORDS AS THE ADDRESS OF ANY COMPANY.
IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, LENDER AND THE COMPANY WAIVE TRIAL BY JURY, AND COMPANY ALSO WAIVES (I) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (II) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND (III) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.
(e)The Company hereby authorizes Lender and any other holder of an interest in this Note to disclose confidential information relating to the financial condition or operations of Company and the Sponsor (i) to any director, officer, employee or affiliate of Lender or any such holder, (ii) to legal counsel, accountants, and other professional advisors to Lender or any such holder, (iii) to regulatory officials, (iv) as requested or required by law, regulation, or legal process or (v) in connection with any legal proceeding to which Lender or any such holder is a party.
(f)The initial Lender as of the Closing Date may, in its sole discretion, seek to assign some or all of the Loans and commitments hereunder to prospective lenders (“Potential Assignees”). The Company agrees actively to assist (and to cause the Sponsor and the other Credit Parties to actively assist) such Lender in marketing and syndicating the Loans and commitments hereunder and this Note and completing the assignments in respect thereof. Such assistance shall include (x) direct contact between the Sponsor's senior management and advisors and the proposed Lenders and (y) providing to the initial Lender all information with respect to the Credit Parties, including financial information, as the initial Lender may reasonably request in connection with any such assignment. If, at the earlier of (i) the end of the Availability Period and (ii) the closing of the ELN-02 Senior Project Debt, the initial Lender elects to syndicate the Loans, the initial Lender and the Company shall, acting in good faith and with commercially reasonable effort, have a period of ninety (90) days to complete the assignment of the Loans and commitments hereunder in full at a price equal to 101% of the par value of the principal amounts outstanding, or the Company may otherwise optionally prepay the Loans in full and all other amounts due in connection therewith pursuant to Section 2. If neither the Company nor the initial Lender successfully identifies one or more Potential Assignees for the full amount of the Loans marketed at a price equal to 101% of the par value of the principal amounts outstanding after the end of such 90-day period, then the initial Lender may elect any time after the end of such 90-day period by delivering written notice to the

Company of its intention to exercise the following rights, either: (x) increase the Applicable Margin such that the initial Lender may successfully syndicate the Loans in full at a price of 101%, or (y) cause the Company to pay to the initial Lender an amount equal to the positive difference between (1) 101% and (2) the price paid by the Potential Assignees at the time that the Lender makes each assignment of the Loans, at the election of the initial Lender as indicated to the Company in such notice. The Company agrees, and agrees to cause the other Credit Parties to, to enter into any amendments to the Note Documents reasonable required to make the changes to terms contemplated by this Section 8(f), and any amount payable by the Company to the initial Lender pursuant to clause (y) of the immediately preceding sentence shall be paid within three (3) Business Days of notice.
[signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed.

COMPANY:

APLD HOLDINGS 2 LLC

By: /s/ David Rench
Name: David Rench
Title: CFO

[Signature Page to Note]

NOTICES:
If to any Company, to:

3811 Turtle Creek Blvd., Suite 2100
Dallas, TX 75219
with a copy (which shall not constitute notice) to:
Applied Digital Corporation
3811 Turtle Creek Blvd., Suite 2100
Dallas, TX 75219
If to Lender, to:
CIM APLD Lender Holdings, LLC
4700 Wilshire Boulevard
Los Angeles, CA 90010
Attention: General Counsel and Kyle Hatzes
Phone: [***[ (General Counsel); [***] (Kyle Hatzes)
Email: generalcounsel@cimgroup.com; khatzes@cimgroup.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention: Matthew Einbinder
Phone: [***]
Email: meinbinder@stblaw.com

ANNEX A: DEFINITIONS
1.Definitions
“Accordion Issuance” has the meaning assigned in Section 4(l).
“Accordion Warrant” has the meaning assigned in Section 4(l).
“Additional Note Commitment” has the meaning assigned in Section 2(a)(ii).
“Additional Warrant Issuance” has the meaning assigned in Section 2(a)(ii).
“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) another Person that directly or indirectly owns or holds ten percent (10.0%) or more of any class of Equity Interests with voting power in the specified Person or (c) any officer, director, manager or partner of the specified Person. It is understood that no Lender or any of its Affiliates shall be considered to be an Affiliate of the Company.
“AML Laws” means all laws, rules, and regulations of any jurisdiction concerning the prevention of money laundering, including the USA PATRIOT Act.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Applicable Margin” means the rate per annum set forth below for the relevant period set forth below:

Period	Applicable Margin
Closing Date to but not including the Applicable Margin Trigger Date	12.00%
On and after the Applicable Margin Trigger Date	13.00%

“Applicable Margin Trigger Date” means the earlier to occur of (a) the date that is six (6) months after the date hereof and (b) the closing date of the ELN-02 Senior Project Debt.
“Availability Period” has the meaning assigned in Section 2.
“Available Note Commitment Amount” means amount equal to the Additional Note Commitment minus the aggregate initial principal amount of all Additional Loans.
“Base Return” means, as of any date of determination, in respect of the Loans, the return on capital of the Lenders as calculated pursuant to clause (a) of the definition of “Multiple on Invested Capital” and will be achieved if the Multiple on Invested Capital in respect of the Loans as of such date equals or exceeds 1.35 to 1.00; provided that if Payment in Full on this Note occurs on or prior to the earlier of (i) the date that is six (6) months after the Closing Date and (ii) the closing date of ELN-02 Senior Project Debt, then with respect to the prepayment achieving Payment in Full in cash, 1.15:1.00.
“Base Return Principle” has the meaning set forth in the definition of “Secured Obligations”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Cash Project Revenues” means, for any period, the aggregate amount, without duplication, of all cash and cash equivalents received by or on behalf of the Company and its Subsidiaries from any Material Project Documents (including all amounts paid by counterparties to the master services agreements for a Project or other Material Project Documents to the Sponsor, the Company whose Project is the subject of such master services agreement or any other Credit Party) and any other cash and cash equivalents received by or on behalf of the Company and its Subsidiaries from whatever source.
“Change of Control” means (a) the Sponsor shall fail to (i) own and control, directly or indirectly, beneficially and of record, Equity Interests in the Parent representing 100% on a fully diluted basis of (A) the aggregate ordinary voting power and economics interests and (B) the aggregate equity value represented by the issued and outstanding Equity Interests of the Parent; or (ii) directly or indirectly have the power to appoint, remove or replace a majority of the board of directors (or similar governing body) of the Parent, or to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of Parent or (b) the Parent shall fail to (i) own and control, directly, beneficially and of record, Equity Interests in the Company representing 100% on a fully diluted basis of (A) the aggregate ordinary voting power and economics interests and (B) the aggregate equity value represented by the issued and outstanding Equity Interests of the Company.
“Closing Date” has the meaning assigned in Section 5.
“Cloud Services Agreement” means any lease or similar agreement to which the Sponsor is a party that relates to the cloud computing business of Applied Digital Cloud Corporation or SAI Computing Holdings LLC (or any of their respective Subsidiaries).
“Cloud Services Agreement Default” means any breach or default by the Sponsor under a Cloud Services Agreement that results from the restructuring and/or refinancing of the cloud computing business of Applied Digital Cloud Corporation or SAI Computing Holdings LLC.
“Cloud Services Agreement Default Standstill Period” means the period from the date of occurrence of the Cloud Services Agreement Default to the earliest of (a) the date that is 60 days thereafter, (b) the Excess Cash Flow Commencement Date and (c) the date that the applicable party to the applicable Cloud Services Agreement accelerates any of its obligations thereunder or otherwise exercises any rights or remedies with respect to such Cloud Services Agreement Default.
“Collateral” means all Property now owned or hereafter acquired by the Credit Parties which is subject to a Lien created or purported to be created under one or more Security Documents.
“Company” means APLD Holdings 2 LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, including the power to elect a majority of the directors, managers, trustees or equivalent of a Person, as the case may be. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Parties” means Parent, the Company, each Subsidiary of the Company, including ELN-02 Holdings and the Project Companies, and the Sponsor or any of the foregoing as the context requires.
“Collateral Agent” means (a) initially, CIM APLD Lender Holdings, LLC and (b) at any time after the Closing Date, if applicable, CSC Delaware Trust Company or another successor agent selected by the Lender and, if no Event of Default exists, acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) to serve as Collateral Agent, in each case together with its successors and permitted assigns.
“Common Stock” means the common stock, par value $0.001 per share, of the Sponsor.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one (1) year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans or other obligations hereunder outstanding and all of the commitments to make Additional Loans are terminated.
“ELN-01 Project” means the bitcoin mining data center facility owned and being operated by the ELN-01 Project Company in Ellendale, North Dakota.
“ELN-01 Project Company” means APLD ELN-01 LLC, a Nevada limited liability company.
“ELN-02 Holdings” means APLD ELN-02 Holdings LLC, a Delaware limited liability company.
“ELN-02 Project” means the hyperscale data center facility being developed and constructed by the ELN-02 Project Company in Ellendale, North Dakota.
“ELN-02 Project Company” means APLD ELN-02 LLC, a Delaware limited liability company.
“ELN-02 Project Construction Budget and Schedule” has the meaning assigned in Section 4(a).
“ELN-02 Senior Project Debt” means the initial non-recourse financing to be incurred by APLD ELN-02 LLC (or ELN-02 Holdings) to fund the construction and operation of the ELN-02 Project and has been approved by the Lenders.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, including both preferred and common equity, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, the regulations promulgated thereunder, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company, a Subsidiary of the Company or any Credit Party would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Events of Default” has the meaning assigned in Section 6.
“Excepted Liens” means:
(a)    Liens for taxes, assessments or other governmental charges or levies which are (i) not delinquent or (ii) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b)    Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c)    in the case of the Project Companies, statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction, operation, repair, restoration or improvement of any Project each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or in respect of which bonds otherwise in an amount sufficient to repay the underlying obligation of such Liens shall have been obtained and remain in full force and effect;

(d)    Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms (pursuant to a depository institution’s standard documentation that is provided to its customers generally) relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Credit Party to provide collateral to the depository institution; and
(e)    in the case of the Project Companies, encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use or operation of such property in the ordinary course of business of the Company and its Subsidiaries or the value thereof or the validity, perfection or priority of the Liens granted under the Security Documents;
provided, further, that (x) Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Lien granted in favor of the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) in no event shall “Excepted Liens” secure Indebtedness of the type specified in clauses (a) and (b) of the definition of “Indebtedness”.
“Excess Cash Flow” means, for any monthly period ending on a Monthly Date, the excess, if any, of (a) Cash Project Revenues over (b) the sum, without duplication, of (i) all cash operation and maintenance expenses of the ELN-01 Project Company and the Jamestown Project Company during such period (to the extent such expenses do not constitute Project Costs or are not paid with net cash proceeds of any casualty event), up to, but only up to, an aggregate amount of $1,000,000 in any such monthly period (excluding energy costs that are passed through to customers for reimbursement but including Permitted ATR Payments) (“Permitted O&M Payments”) and (ii) the aggregate amount of debt service actually paid by the Company hereunder and by ELN-01 Project Company or Jamestown Project Company in respect of the loans made by Starion Bank in accordance with the Starion Bank Loan Agreements, in each case in cash during such period.
“Excess Cash Flow Application Date” has the meaning set forth in Section 2(f).
“Excess Cash Flow Commencement Date” has the meaning set forth in Section 2(f).
“Excluded Taxes” means Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of Lender having a present or former connection to the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Notes Document, or sold or assigned an interest in this Note or any Note Documents).
“Final $40 Million Committed Amount” has the meaning assigned in Section 2(a)(ii).
“Final Warrant Issuance Conditions” has the meaning assigned in Section 2(a)(ii).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any international, foreign, federal, state and local law, treaties, statute, code, ordinance, order, determination, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether formerly, now or hereinafter in effect, including environmental laws and occupational, safety and health standards or controls, of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.
“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed by the Company, Parent and each Subsidiary of the Company, dated as of the date hereof, in form and substance satisfactory to the Lender.
“Indebtedness” means, for any person, the sum of the following (without duplication): (a) all obligations of such person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, surety or other bonds and similar instruments; (c) all accounts payable and other accrued expenses, liabilities or other obligations of such person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business that are not past due for more than ninety (90) days after the date of invoice); (d) in respect of any capital lease of any person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP; (e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such person, whether or not such Indebtedness is assumed by such Person, provided that, if such person has not assumed or become liable for the payment of such obligation, the amount of such Indebtedness shall be limited to the greater of (i) the principal amount of the obligations being secured and (ii) the fair market value of the encumbered Property; (f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such person or in which such person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services, even if such goods or services are not actually received or utilized by such person, i.e., take-or-pay and similar obligations; (j) any Indebtedness of a partnership for which such person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock (for purposes hereof, the amount of any Disqualified Capital Stock shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock); and (l) net obligations under hedging agreements. The Indebtedness of any person shall include all obligations of such person of the character described above to the extent such person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such person under GAAP.

“Initial Warrant” has the meaning assigned in Section 4(l).
“Jamestown Project” means the bitcoin mining data center facility owned and being operated by the Jamestown Project Company in Jamestown, North Dakota.
“Jamestown Project Company” means APLD Hosting LLC, a Nevada limited liability company.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, adverse ownership interest, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Long Form Credit Documentation” has the meaning assigned in Section 2(a)(ii)(A).
“Material Adverse Effect” means a material adverse change in, or material adverse effect on, (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Note Parties, taken as a whole, or any Project, (b) the ability of any Credit Party to perform its obligations under any Note Document to which it is a party, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the Collateral Agent or any Lender under any Note Document.
“Material Project Document” means any master services agreement (a/k/a master hosting agreements) relating to the Projects owned by the Jamestown Project Company and the ELN-01 Project Company, including the master services agreement with Marathon Digital Holdings, Inc., GEM Mining LLC, Global Operating Infrastructure LLC and Spring Mud LLC, any lease agreement (or equivalent agreement) entered into in respect of the ELN-02 Project, any electric services agreement with a utility relating to power services at any Project, any other material agreement for utilities, and any material construction contract related to the ELN-02 Project, including any GMP contract and any purchase orders relating to power supply equipment.
“Monthly Date” means the last Business Day of each calendar month.
“Mortgage” means, with respect to each project site owned by the ELN-02 Project Company, a first priority or, in the case of the Jamestown Project Company and the ELN-01 Project Company, a second priority Mortgage (or Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents and Security Agreement executed and delivered by the applicable Project Company to the Lender, as security for the Secured Obligations and encumbering each parcel of real property, the improvements thereon and all personal property owned by such Person and encumbered by a Mortgage.
“Multiple on Invested Capital” means, as of the date of any determination, the ratio of (a) the sum, without duplication, of (i) the aggregate amount of principal payments and amounts previously paid in cash, in each case in respect of the Note, in order to achieve the Base Return from the Closing Date through the date of determination by the Company in respect of the Loans, (ii) the aggregate amount of interest payments and commitment fees paid in cash, in each case in respect of the Note, from the Closing Date through the date of determination by the Company in respect of the Loans (other than any Post-

Default Interest), and (iii) the aggregate amount of any upfront fees received by the Lenders in cash in each respect of the Loans on the Closing Date or thereafter in accordance with the fee letter entered into between the Company and the Lenders as of the date hereof to (b) the aggregate principal amount of the Loans funded by the Lenders from the Closing Date through such date of determination (without giving effect to any original issue discount or net funding in respect of any such Loans). For the avoidance of doubt, the calculation of Multiple on Invested Capital shall, in no event, take into account (x) any fees (other than the upfront fees as specified above) payable to the Collateral Agent or the Lenders under the fee letter with the Sponsor or the Company, any syndication, co-investment, administration and similar fees or any other costs, fees, or third-party costs associated with any agent and/or the Lenders’ evaluation, negotiation, or execution of the Note Documents or the monitoring or performance of any obligations under such Note Documents, regardless of whether such costs, fees or third-party costs are net funded from the proceeds of the Loans funded to the Company, (y) any profits, realized or unrealized, or other amounts received in connection with the warrants issued under the Warrant Agreement and (z) any Post-Default Interest.
“Note” has the meaning assigned in the preamble hereto.
“Note Documents” means this Note, the Security Documents, the Sponsor Loan Guarantee, the fee fetters among the any Credit Party and the Lenders and/or Collateral Agent, the Warrants, the Registration Rights Agreement, any borrowing request, any agreement, instrument or certificate required to be delivered under this Note or the other Note Documents by or on behalf of the Sponsor or the Company and each other document designated as a Note Document thereunder.
“Note Parties” means Parent, the Company and the Subsidiaries of the Company, including the Project Companies.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws and any shareholders agreement; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity and (d) any equivalent or comparable constitutive documents with respect to such entities in the jurisdiction of its formation or organization.
“Other Taxes” means any present or future stamp or documentary taxes and any other excise, property or value added taxes, or similar charges or levies which arise from any payment made under this Note.
“Parent” means APLD Holdings 1 LLC, a Delaware limited liability company.
“Participant Register” has the meaning set forth in Section 8(d).
“Payment in Full” means (a) the commitments by the Lenders to extend credit under this Note (including the Additional Note Commitments) have expired or been terminated, (b) the principal of each Loan (including amounts sufficient to achieve the Base Return) and premium (if any) on and interest on each Loan and all fees payable under the Note Documents and all other amounts then due and payable under the Note Documents shall have been paid in full in cash (other than contingent indemnification obligations for which notice of a potential claim has not been given) and (c) all other Secured Obligations

(other than contingent indemnification obligations for which notice of a potential claim has not been given) shall have been paid in full in cash.
“Permitted ATR Payments” means payments to Applied Talent Resources LLC made solely in respect of costs of its employees that are allocated to and necessary to operate and maintain the ELN-01 Project and the Jamestown Project, together with any supporting documentation evidencing such payments as reasonably requested by the Lenders.
“Permitted O&M Payments” has the meaning assigned in the definition of “Excess Cash Flow”.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Post-Default Rate” has the meaning assigned in Section 2(e).
“Project Company” means each of the Jamestown Project Company, the ELN-01 Project Company and the ELN-02 Project Company.
“Project Costs” means costs relating to the development and construction of the ELN-02 Project set forth in the ELN-02 Project Construction Budget and Schedule delivered on the Closing Date.
“Projects” means the data center facilities owned and being developed or operated, as applicable, by the Project Companies.
“Property” means any interest in any kind of property, right or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights, intellectual property and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.
“Quarterly Date” means March 31, June 30, September 30 and December 31 of each calendar year (or, if such day is not a Business Day, the immediately preceding Business Day).
“Register” has the meaning set forth in Section 8(d).
“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, between the Sponsor and the Lender.
“Restricted Payment” means (a) the payment of any dividend or making of any other payment or distribution (whether in cash, securities or other property) on account of the Company’s Equity Interests or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such, (b) the purchase, redemption, acquisition, retirement for value, acquisition, cancellation or termination of the Company’s Equity Interests, (c) any payment or distribution (whether in cash, securities or other property) on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), (d) any payment (in cash, property or obligations other than any Equity Interests in the Company) with respect to principal or interest on or any other payment or distribution on account of or any payment for, the purchase, redemption, retirement or other acquisition of, shareholder loans or (e) any management fee or equivalent and any bonus or premium or other amount payable by or on behalf of the Company and its Subsidiaries to any affiliate of the Company (other than the Company or its Subsidiaries).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any comprehensive country-wide or territory-wide Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, Kherson, Luhansk People’s Republic and Zaporizhzhia regions of Ukraine).
“Sanctioned Person” means at any time, any Person (a) identified on any Sanctions-related list of designated persons, (b) operating, organized or resident in a Sanctioned Country, or (c) directly or indirectly owned fifty percent (50%) or more or controlled by one or more Persons described in the foregoing clause (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.
“SEC Documents” shall mean (a) any registration statement on Form S-4 filed by the Sponsor with the U.S. Securities and Exchange Commission (the “SEC”), including any related prospectus or prospectuses, for the registration of the Common Stock, on file with the SEC at the time such registration statement became effective, including the financial statements, schedules, exhibits and all other documents filed as a part thereof or incorporated therein and all information deemed to be a part thereof as of the effective date of such registration statement under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (b) any proxy statement or prospectus filed by the Sponsor with the SEC, including all documents incorporated or deemed incorporated therein by reference, whether or not included in a registration statement on Form S-4, in the form in which such proxy statement or prospectus has most recently been filed with the SEC pursuant to Rule 424(b) under the Securities Act, (c) all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the SEC by the Sponsor pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, during the two years prior to the date hereof, (d) any registration statement of the Sponsor filed pursuant to the Note or the Note Documents, including any prospectus or prospectus supplement (including documents incorporated by reference therein) used by the Sponsor in connection with such registration statement, any amendments and supplements to such registration statement or prospectus (including post-effective amendments) and all exhibits thereto and (e) all information contained in such filings and all documents and disclosures that have been and heretofore shall be incorporated by reference therein.
“Secured Obligations” means (a) any and all amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by any Company or the Sponsor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Collateral Agent or any Lender under any Note Document or paid on behalf of any Credit Party by the Collateral Agent or any of their Affiliates and (b) all renewals, restatements, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Secured Obligations” shall include the unpaid principal or premium (if any) of and interest on the Loans (including, without limitation, interest accruing at the then-applicable rate provided in this Note after the maturity of the Loans and interest accruing at the then-applicable rate provided in this Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of any Company or any other Credit Party, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Note and the other Note Documents. It is understood that “Secured Obligations” shall include, without limitation, the obligation of the Credit Parties to pay amounts under the Note Documents necessary for the Lenders to achieve the Base Return and that such obligation exists as of the date of this Note and, if such obligation increases after such date due to additional extensions of credit being made by the Lenders, such increases occur at the time that additional extensions of credit are made by the Lenders and the other Secured Parties and in all events prior to the time when the Loans are accelerated by operation of law or otherwise become due as a result of bankruptcy or insolvency related event, Event of Default or similar event (this sentence, the “Base Return Principle”).
“Secured Parties” means the Collateral Agent, each Lender and each Indemnitee.
“Security Documents” means the Guarantee and Collateral Agreement, the Sponsor Security Agreement, all account control agreements for the benefit of the Secured Parties with respect to the accounts of the Note Parties, the Mortgages, each other security agreement and guaranty, in form and substance reasonably satisfactory to the Lender, entered into or made by any Company or the Sponsor in favor of the Collateral Agent for the benefit of the Secured Parties securing the Secured Obligations and/or guaranteeing all or part of the Secured Obligations.
“Solvent” means, with respect to any Person(s) as of any date, that (a) the value of the assets of such Person(s) (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person(s) as of such date, (b) as of such date, such Person(s) is able to pay all liabilities of such Person(s) as such liabilities mature, and (c) as of such date, such Person(s) does not have unreasonably small capital given the nature of its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Sponsor” means Applied Digital Corporation, a Nevada corporation.
“Sponsor Loan Guarantee” means the Parent Guarantee made by the Sponsor in favor of Collateral Agent for the benefit of the Lenders, in form and substance satisfactory to the Lenders.
“Sponsor Security Agreement” mean that certain Assignment Agreement, dated as of the date hereof, between the Sponsor and the Collateral Agent for the benefit of the Lender, in form and substance satisfactory to the Lenders.
“Starion Bank Loan Agreements” means (a) the existing loan agreement with Starion Bank dated February 16, 2023 with ELN-01 Project Company and the Sponsor and (b) the existing loan agreement with Starion Bank dated July 25, 2022 with Jamestown Project Company and the Sponsor.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, Subsidiary means a Subsidiary of the Company.
“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by the Company pursuant to this Note. For the avoidance of doubt “taxes” as defined in this paragraph do not include net income taxes imposed on the Lender by reason of this Note.
“Title Company” means a nationally-recognized title insurance company reasonably acceptable to the Lenders.
“Title Insurance Policy” means a policy of title insurance (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) for which all applicable premiums, search and examination charges, escrow charges and expenses required for the recording of the Mortgages and issuance of the such policy have been paid insuring the Lien of such Mortgage as a valid first mortgage (in the case of the ELN-02 Project) or second mortgage Lien (in the case of the Jamestown Project and ELN-01 Project), on the mortgaged Project and fixtures described therein in an aggregate amount across all Mortgaged Properties, at all times, equal to 100% of the consolidated Indebtedness of the Company and its Subsidiaries (assuming the full amount of the Additional Note Commitment is drawn), which policy (or such marked up unconditional title insurance commitment) shall (x) be issued by the Title Company, (y) have been supplemented by such endorsements as shall be reasonably requested by the Lenders (including, but not limited to, endorsements on matters relating to usury, first loss, zoning, doing business, public road access, survey, contiguity, policy authentication, variable rate, environmental lien, subdivision, policy aggregation, mortgage recording tax, street address, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants, conditions and restrictions (to the extent applicable and available at commercially reasonable rates), and (z) contain no exceptions to title other than Liens permitted hereunder.
“Warrant Holder” means CIM APLD Lender Holdings, LLC, a Delaware limited liability company.
“Warrants” means a warrant or warrants to purchase Common Stock of the Sponsor, in each case represented by a Common Stock Purchase Warrant in the form set forth on Annex H (including, for the avoidance of doubt, the Initial Warrant, the Additional Warrants and the Accordion Warrant).
2.Terms Generally; Rules of Construction.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", and the word "or" is not exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall". The use of the words "repay" and "prepay" and the words "repayment" and "prepayment" herein shall each have identical meanings hereunder. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Note Documents), (b) except as otherwise provided herein, any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any person shall be construed to include such person's successors and assigns (subject to the restrictions contained in the Note Documents), (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word "from" means "from and including" and the word "to" means "to and including", (f) unless otherwise specified, any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Note, (g) any reference to amounts "deposited" into or "on deposit" in any account shall be construed to include any cash equivalents or other amounts credited to such account, (h) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (i) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (j) all references to currencies and to amounts payable, requested or funded hereunder and under the other Note Documents shall be to United States dollars. The use of the phrase "subject to" as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Collateral Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Collateral Agent and the other Secured Parties. No provision of this Note or any other Note Document shall be interpreted or construed against any person because such person or its legal representative drafted such provision.

ANNEX B – OWNERSHIP CHART

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ANNEX C

[RESERVED]

ANNEX D – ACCOUNTS

[***]

ANNEX E

Part I - CLOSING DATE CONDITIONS PRECEDENT
1.Re-direction of payments made by customers under the master supply agreements at the Projects owned by the Jamestown Project Company and the ELN-01 Project Company to an account of the ELN-02 Project Company to be covered by a control agreement
2.Officer’s Certificate
3.Resolutions; Certified Charters; Incumbency Certificates
4.Good Standings
5.Closing Certificate (re Reps and Warranties)
6.Closing Certificate (re Material Project Documents)
7.Milbank Opinion  (re Note Documents)
8.Local Counsels Opinions (re Note Documents and Mortgages)
9.Solvency Certificate
10.Mortgage for each Project site.
11.Title searches for each Project site.
12.Execution of the Registration Rights Agreement
13.Satisfactory documentation for formation of Company, Parent and ELN-02 Holdings, including limited liability company agreements; satisfactory resolutions or amendments to organizational documents of Project Companies
14.Estoppel from Marathon Digital Holdings Inc. re its Master Services Agreement
15.Starion Bank Consent
16.Borrowing Request
17.Air Permit Memorandum
18.UCC-1 filings required by Security Documents; Lien searches; termination of Vantage Bank liens
19.Construction Budget and Schedule for ELN-02 Project and Base Case Model
20.Certified copies of all Material Project Documents

Part II - SUBSEQUENT DRAWS CONDITIONS PRECEDENT

The Lenders shall have received from the Company the following:

1.Borrowing Request in accordance with Section 2(a)(i)
2.Representations and warranties in the Note Documents true and correct in all material respects, no Default or Event of Default, Material Project Documents in full force and effect and no default thereunder, all necessary permits obtained and are in full force and effect, satisfaction of post-closing conditions
3.Documents required by Section 2 and Section 4(h) to the extent required for such credit extension in respect of the Additional Note Commitments
4.All documents required by the Note Documents for the Additional Warrant Issuance if applicable
5.No Material Adverse Effect
6.Lien waivers from contractors

7.For any advance in respect of the Final $40 Million Committed Amount, a certificate from a responsible officer of the Sponsor (reasonably acceptable to the Lenders) that the Sponsor has made the Additional Warrant Issuance

In each case certified Officer’s Certificate from a responsible officer of the Company, in form and substance satisfactory to the Lenders

Part III – WARRANT ISSUANCE DELIVERABLES

1.Milbank Opinion, S&W Opinion and Lowenstein Sandler Opinion, each in form and substance reasonably satisfactory to the Warrant Holder
2.Closing Certificate (re Reps and Warranties)
3.Filing of a “Listing of Additional Shares” notification with the NASDAQ regarding of the Sponsor’s Common Stock underlying the Warrants

ANNEX F – ELN-02 PURCHASE ORDERS

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ANNEX G – WARRANT TERMS

I. The Credit Parties and, pursuant to the Sponsor Loan Guarantee, the Sponsor represent, warrant and covenant as follows:
As used herein, the term “Warrant” refers either to the Initial Warrant, the Additional Warrants or the Accordion Warrant, as applicable.
(a)Capitalization and Valid Issuance of Securities.
(i)As of June 5, 2024, (i) the authorized capital stock of the Sponsor is 171,666,666 shares, of which 166,666,666 shares, par value $0.001 per share, are designated as common shares and of which 5,000,000 shares, par value $0.001 per share, are designated as preferred shares (of which only 2,000,000 shares have been designated as Series E Preferred Stock and no other preferred shares have been designated or issued); (ii) the number of shares of Common Stock issued and outstanding is 139,106,698 shares of Common Stock; (iii) no shares of Series E Preferred Stock are outstanding, (iv) the number of shares of Common Stock issuable pursuant to the Sponsor’s stock plans is 17,811,304; and (v) the number of shares of Common Stock issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any shares of Common Stock of the Sponsor is 41,792,419. All of the issued and outstanding shares of the Sponsor’s Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with applicable state and federal securities laws and any rights of third parties or in violation of pre-emptive or similar rights.
(ii)Upon the effectiveness of the amendment (the “Amendment”) to the Sponsor’s Second Amended and Restated Articles of Incorporation, which shall become automatically effective upon filing of the Amendment with the Secretary of State of the State of Nevada, which Sponsor expects to occur on June 11, 2024, the number of shares of Common Stock authorized for issuance thereunder will increase from 166,666,667 to 300,000,000 (the “Amendment”).
(iii)The Warrants have been (or will be prior to issuance) duly and validly authorized and, when issued and paid for pursuant to this Note, will be validly issued and shall be free and clear of all Liens and restrictions on transfer, except for restrictions on transfer set forth in the Note Documents. Upon the effectiveness of the Amendment and the issuance of the Warrants, all shares of Common Stock issuable upon exercise of the Warrants will be duly authorized and reserved for issuance pursuant to the Sponsor’s Second Amended and Restated Articles of Incorporation and, upon issuance and delivery by the Sponsor to the Warrant Holder in accordance with the terms of the Warrants and upon payment of the exercise price, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any preemptive rights or any Liens and restrictions on transfer, other than (i) restrictions on transfer under the Warrants and under applicable state and federal securities laws and (ii) such Liens as are created by the Lender or its Affiliates.

(iv)(i) No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Sponsor or Company; (ii) except as otherwise disclosed in the SEC Documents, other than as contemplated by this Note or other Note Documents, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which any Sponsor of Company is or may be obligated to issue any equity securities of any kind, other than options granted under the Sponsor’s stock plans and prior stock plans; (iii) except as otherwise disclosed in the SEC Documents, other than as contemplated by this Note, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Sponsor and any of the securityholders of the Sponsor relating to the securities of the Sponsor held by them; (iv) except as otherwise disclosed in the SEC Documents, other than the Registration Rights Agreement, no Person has the right to require the Sponsor to register any securities of the Sponsor under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Sponsor for its own account or for the account of any other Person; (v) the issuance of the Warrants hereunder will not obligate the Sponsor to issue Common Stock or other securities to any other Person (other than the Lender) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security; and (vi) the Sponsor does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Sponsor upon the occurrence of certain events.
(b)No Registration Required. Assuming the accuracy of the representations and warranties of the Warrant Holder contained in Part II of this Annex G, the issuance of the Warrants to the Warrant Holder pursuant to this Note (including the issuance of Common Stock upon exercise of such Warrants) is exempt from registration requirements of the Securities Act, and neither the Sponsor nor, to the Sponsor’s knowledge, any Person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.1
(c)Investment Company Status. None of the Credit Parties are, and immediately after the sale of the Purchased Securities hereunder and the application of the net proceeds from such sale none of the Company Entities will be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
(d)AML Laws, Anti-Corruption Laws and Sanctions.
(i)None of the Credit Parties, any of their respective Subsidiaries, any director or officer, or to the knowledge of the Credit Parties, any employee, agents, or other person acting on behalf of any Credit Party or its Subsidiaries has, during the past five (5) years, violated applicable AML Laws or Anti-Corruption Laws in any material respect; the Credit Parties and their respective Subsidiaries have instituted and maintain, or are subject to, policies and procedures designed to promote and achieve compliance with all applicable AML Laws and Anti-Corruption Laws. No action, suit or proceeding by or before any court or
1 To be included for Additional Warrants and Accordion Warrants.

governmental agency, authority or body involving the Credit Parties or any of their respective Subsidiaries with respect to applicable AML Laws or Anti-Corruption Laws is pending or, to the knowledge of the Credit Parties, threatened.
(ii)None of the Credit Parties or any of their respective Subsidiaries, or any director, officer or, to the knowledge of the Credit Parties, agent or employee of any Credit Party or any of its Subsidiaries is currently a Sanctioned Person. The Credit Parties have not, during the past ten (10) years, directly or indirectly funded or facilitated any activities of or business with any Sanctioned Person, or in any Sanctioned Country, or in any other manner that resulted or will result in a violation by any party hereto of applicable Sanctions.
(e)No Consent. The issuance of the shares of Common Stock of the Sponsor to the Warrant Holder upon exercise of the Warrants by the Warrant Holder does not require the consent or approval of any Governmental Authority with jurisdiction over the Sponsor, provided that no representation is made as to matters relating to federal or state securities laws.
(f)No Directed Selling Efforts or General Solicitation. Neither the Sponsor nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or sale of any of the Warrants.2
(g)No Integrated Offering. Neither the Sponsor nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Sponsor security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Sponsor on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Warrants under the Securities Act. 3
(h)Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Sponsor has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Sponsor received any notification that the Commission is contemplating terminating such registration. The Common Stock is listed on NASDAQ, and the Sponsor has not received any notice of delisting that is in effect as of the date of this Note. The Sponsor is in compliance in all material respects with the listing and listing maintenance requirements of NASDAQ applicable to it for the continued trading of its Common Stock on NASDAQ.
(i)No Restrictions or Registration Rights. There are no restrictions upon the voting or transfer of, any Common Stock arising under the Sponsor’s Organizational Documents or the Nevada General Corporation Law. Neither the issuance of the Warrants to Lender as contemplated by this Note gives rise to any rights for or relating to the registration of any Warrants (other than pursuant to the Registration Rights Agreement) or other securities of the Sponsor. The Sponsor has not granted registration rights to any Person other than the Warrant Holders that would provide such Person priority over the Warrant Holder’s rights with respect to any piggyback registration.
2 To be included for Additional Warrants and Accordion Warrants.
3 To be included for Additional Warrants and Accordion Warrants.

II. Each Warrant Holder represents, warrants and covenants to the Sponsor as of the date hereof:
(a)Accredited Purchaser Status; Sophisticated Purchaser.

(i)Such Warrant Holder is (A) an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act of 1933 (as amended from time to time, “Securities Act”) as amended, and (B) an Institutional Account as defined in FINRA Rule 4512(c) and (C) a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including such Warrant Holder’s participation in the transactions contemplated hereby. Such Warrant Holder has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Warrants in the transactions contemplated hereby (w) are consistent with its financial needs, objectives and condition, (x) comply and are consistent with all investment policies, guidelines and other restrictions applicable to, (y) have been duly authorized and approved by all necessary action, and (z) are a fit, proper and suitable investment for such Warrant Holder, notwithstanding the substantial risks inherent in investing in or holding the Warrants. Such Warrant Holder is able to bear the substantial risks associated with its purchase of the Warrants, including but not limited to loss of its entire investment therein.
(ii)Information. Such Warrant Holder has (i) had the opportunity to ask questions of and receive answers from the Sponsor directly and review the Sponsor’s public filings and (ii) conducted and completed its own independent due diligence with respect to the transactions contemplated hereby. Based on such information as such Warrant Holder has deemed appropriate, such Warrant Holder has independently made its own judgment concerning the Sponsor and its businesses, operations and prospects and analysis and decision to enter into this Note and the transactions contemplated hereby. Except for the representations, warranties and agreements of the Sponsor expressly set forth in this Note and the other Note Documents, such Warrant Holder is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the transactions contemplated hereby, the Warrants and the business, condition (financial and otherwise), management, operations and properties of the Sponsor, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither any inquiries nor any other due diligence investigations conducted at any time by such Warrant Holder shall modify, amend or affect such Warrant Holder’s right (i) to rely on the Sponsor’s representations and warranties contained herein or in any other Note Documents or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Note Documents. Such Warrant Holder understands that its purchase of the Warrants involves a high degree of risk.
(b)Legends. Such Warrant Holder understands that, until such time as the Warrants, or, if exercised, the Common Stock issued upon such exercise, have been sold pursuant to an effective registration statement under the Securities Act, or the Warrant or such Common Stock is eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Warrants or such Common Stock, will bear a restrictive legend substantially as follows: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.” Additionally, if required by the authorities of any state in connection with the issuance or sale of the Warrants, such Warrants shall bear the legend required by such state authority.4

(c)Acquisition for Investment Purposes. Such Warrant Holder is acquiring its entire beneficial ownership interest in the Warrants for its own account for investment purposes only and not with a view to any distribution of the Warrants in any manner that would violate the securities laws of the United States or any other jurisdiction. Such Warrant Holder has been advised and understands that the Warrants have not been registered under the Securities Act, the “blue sky” laws of any jurisdiction or the laws of any other jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act ) and in compliance with the restrictions on transfer set forth in the Note Documents. Such Warrant Holder has been advised and understands that the Sponsor, in issuing the Warrants, is relying upon, among other things, the representations and warranties of the Lender contained herein in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.5

(d)Rule 144. Such Warrant Holder understands that the Warrants must be held indefinitely unless and until the Warrants are registered under the Securities Act or an exemption from registration is available. Such Warrant Holder has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.6

(e)Reliance by the Sponsor. Such Warrant Holder understands that the Warrants are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Sponsor and its counsel are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Warrant Holder set forth herein in order to determine the applicability of such exemptions and the suitability of such Warrant Holder to acquire the Warrants.7

4 For Additional Warrants and Accordion Warrant only.
5 For Additional Warrants and Accordion Warrant only.
6 For Additional Warrants and Accordion Warrant only.
7 For Additional Warrants and Accordion Warrant only.

ANNEX H –FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.8
COMMON STOCK PURCHASE WARRANT

APPLIED DIGITAL CORPORATION
Issue Date: June [__], 2024 (the “Issue Date”)
THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, CIM APLD Lender Holdings, LLC or its permitted assigns (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to the Termination Date (as defined below), but not thereafter, to purchase from Applied Digital Corporation, a Nevada corporation (the “Company”), up to [_______]9 shares (subject to the limitations contained herein, including Sections 2(d) and 3(e), and subject to adjustment hereunder, the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The purchase price of one Warrant Share shall be equal to the Exercise Price, as defined in Section 2(b).
As used in this Warrant:
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person; for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or a day on which banking institutions are authorized or required by law or other governmental action to close.
“Capital Stock” means, with respect to any Person, (i) any capital stock of such Person, (ii) any security convertible, with or without consideration, into any capital stock of such Person, (iii) any other shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the capital stock of such Person and (iv) any other equity interest in, or right to vote generally in elections of directors or the comparable governing body of, such Person.
8 Securities Act legend here and throughout not applicable for initial registered issuance.
9 The initial warrant issuance will be 6,300,449 Warrant Shares, the Additional Warrant Issuance will be 2,964,917 Warrant Shares and the Accordion Issuance will be 5,559,220 Warrant Shares.

“Fair Market Value” of the Common Stock on any date of determination means (i) if the Common Stock is listed for trading on a national securities exchange, the closing sale price per share of the Common Stock on the Trading Day immediately prior to such date of determination, as reported by the national securities exchange, (ii) if the Common Stock is not listed on a national securities exchange but is listed in the over-the-counter market, the average last quoted sale price for the Common Stock (or, if no sale price is reported, the average of the high bid and low asked price for such date) on the Trading Day immediately prior to such date of determination, in the over-the-counter market as reported by OTC Markets Group Inc. or other similar organization, or (iii) in all other cases, in the sole discretion of the Board of Directors, (A) as agreed upon in good faith by the Holder and the Company or (B) as determined by an independent accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is retained at the sole cost and expense of the Company.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency, or political subdivision thereof).
“Reported Outstanding Shares Number” means (x) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent written notice by the Company or the Transfer Agent to the Holder, in each case setting forth the number of shares of Common Stock outstanding.
“Termination Date” shall mean the close of business on [__], 2029.10
“Trading Day” means a day on which:
(a)trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed; and
(b)during the one-half hour period ending on the scheduled close of trading on any Trading Day no material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock existed or occurred.
If the Common Stock is not so listed or traded, “Trading Day” means a business day.
    “VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “APLD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Section 9.Vesting; Exercisability. The Holder’s right to exercise this Warrant with respect to the Warrant Shares is subject to vesting and limitations on exercisability as follows:
10 Five years from the Issue Date.

(a)This Warrant and the Holder’s rights hereunder with respect to the Warrant Shares (subject to adjustment or otherwise to the restrictions as set forth in this Warrant, including, without limitation, Section 2(d) and Section 3) will vest and become exercisable on the Issue Date.
(b)Subject to any adjustment required by Section 3 or elsewhere in this Warrant, and notwithstanding anything to the contrary in this Warrant, in no event shall this Warrant be exercisable for more than [_______]11 Warrant Shares.
(c)The Holder’s right to receive the Warrant Shares, and the Company’s obligation to issue such Warrant Shares, upon exercise of this Warrant shall be subject to the limitations set forth in Section 2(d)(i).
Section 10.Exercise.
(a)Subject to Section 1, exercise of the purchase rights represented by this Warrant with respect to Warrant Shares may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly completed and executed copy of a notice of exercise substantially in the form attached hereto as Exhibit A (a “Notice of Exercise”). The “Exercise Date” shall be the date on which such delivery shall have taken place (or be deemed to have taken place) unless a later date is specified in the Notice of Exercise. Within two (2) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise, at its option, (i) by cashless exercise as set forth in Section 2(e) or (ii) solely if the Company has a then-effective shelf registration statement or the Company has advised the Holder that a registration statement will cover such exercise in cash, (a) by wire transfer or cashier’s check drawn on a United States bank, or (b) any combination of cash and cashless exercise as set forth in Section 2(e); provided, however, in the event that the Holder has not delivered such aggregate Exercise Price within two (2) Trading Days following the date of such exercise as aforesaid, the Company shall not be obligated to deliver such Warrant Shares hereunder until such payment is made. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation promptly after the relevant event shall have occurred. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases and the Holder may request that a new Warrant be issued to it representing the amount of Underlying Shares not purchased and the Company shall promptly comply with such request. The Company shall deliver any objection to any Notice of Exercise within two (2) Business Days of receipt of such notice. The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
11 The initial warrant issuance will be 6,300,449 Warrant Shares, the Additional Warrant Issuance will be 2,964,917 Warrant Shares and the Accordion Issuance will be 5,559,220 Warrant Shares.

(b)Exercise Price. The “Exercise Price” per Warrant Share shall be $4.8005, subject to any adjustment required by Section 3.
(c)Mechanics of Exercise.
(i)Delivery of Warrant Shares Upon Exercise. Upon each exercise of this Warrant, the Company shall promptly, but in no event later than two (2) Trading Days after delivery of the applicable Notice of Exercise (subject to delivery by the Holder to the Company of the aggregate Exercise Price payable pursuant to Section 2(b) or pursuant to the cashless exercise provisions of Section 2(e)), instruct the transfer agent for the Common Stock (the “Transfer Agent”) to record the issuance of the Warrant Shares purchased hereunder to the Holder in book-entry form pursuant to the Transfer Agent’s regular procedures. The Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such shares for all purposes, as of the Exercise Date with payment to the Company of the Exercise Price having been paid.
(ii)Rescission Rights. If the Company fails to issue or cause to have issued the Warrant Shares pursuant to Section 2(c)(i) or does not issue Warrant Shares as a result of the limitations in Section 1(c) or Section 2(d) within two (2) Trading Days after delivery of the applicable Notice of Exercise, then the Holder will have the right to rescind such exercise in its sole discretion. The right of rescission of the Holder under this Section 2(c)(ii) is subject to delivery by the Holder of the aggregate Exercise Price payable pursuant to Section 2(b) or Section 2(e).
(iii)No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Fair Market Value or round up to the next whole share.
(iv)Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue, transfer, stamp or other tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder. Without limiting the generality of the foregoing, the Company shall pay all fees required for same-day processing of any Notice of Exercise and all other expenses of the Company and its registrar(s) and transfer agent(s) in connection with delivery of the Warrant Shares and replacement warrants.
(v)Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(vi)Sale of Stock by the Holder. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering of the Common Stock (pursuant to a merger, sale of stock, or otherwise), a Change of Control (as defined in the Promissory Note dated as of June 7, 2024 (the “Promissory Note”),12 among APLD Holdings 2 LLC as the borrower and the lenders from time to time party thereto), or in connection with a tender or exchange offer for shares of Common Stock of the Company, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
(d)Holder’s Exercise Limitations.
(i)Notwithstanding anything to the contrary contained in this Warrant, the Company shall not effect the exercise of any portion of this Warrant, and, no Holder shall have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, any Holder (together with any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable regulations of the Securities and Exchange Commission (the “Commission”) thereunder, including any “group” of which any Holder is or may be deemed a member (collectively, the “Attribution Parties”)) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder and its Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any of its Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 2(d)(i). In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and its Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and its Attribution Parties’ aggregate beneficial ownership exceeds the applicable Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the Exercise Price
12 NTD: To be updated in the subsequent warrant issuances to refer to the long form documentation.

paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company by any Holder, the Maximum Percentage may be increased or decreased with respect to such Holder to any other percentage as specified in such notice; provided, that (i) any such increase or decrease in the Maximum Percentage will not be effective until the 75th day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and its Attribution Parties requesting such increase or decrease and not to any other Holder of this Warrant. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by any Attribution Party for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to exercise this Warrant, in whole or in part, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability.
(ii)Except as set forth in the exclusions to calculating beneficial ownership in Sections 2(d)(i)(A) and (B), for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Maximum Percentage. The Company shall have the sole right to enforce the provisions of Section 2(d)(i). If the Company receives a Notice of Exercise from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Shares Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Exercise would otherwise cause the Holder’s beneficial ownership, as determined pursuant to Section 2(d)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Notice of Exercise (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares.
The provisions of this Section 2(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation or the application of the rules of The Nasdaq Stock Market.
(e)In lieu of paying the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or check drawn on a United States bank pursuant to Section 2(a), the Holder may elect to exercise the purchase rights represented by this Warrant by authorizing the Company to withhold and not issue to the Holder, in payment of the Exercise Price thereof, a number of such Warrant Shares equal to (x) the number of Warrant Shares for which the Warrant is being exercised, multiplied by (y) the Exercise Price, and divided by (z) the Fair Market Value on the Exercise Date (any such exercise, a “Cashless Exercise”); and such withheld Warrant Shares shall no longer be issuable under the Warrant, and the Holder shall not have any rights or be entitled to any payment with respect to such withheld Warrant Shares. The Company and Holder agree to treat the Cashless Exercise of this Warrant pursuant to this Section 2(e) as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). In the event of a Change of Control (as defined in the Promissory Note) in which the Common Stock is converted into solely the right to receive cash upon closing of such Change of Control, if this Warrant has not previously been exercised in full on an Exercise Date occurring before the third Business Day prior to the consummation of such Change of Control, any unexercised portion of this Warrant shall be deemed exercised in full, without the delivery of a Notice of Exercise, effective immediately prior to the consummation of such Change of Control and the Holder shall be entitled to receive cash in an amount equal to the amount of cash payable in such Change of Control in respect of a number of shares of Common Stock equal to the number of Warrant Shares that would be deliverable upon an exercise of this Warrant in full immediately prior to consummation of such Change of Control pursuant to this Section 2(e) of the unexercised portion of this Warrant, where Fair Market Value of a share of Common Stock in such an exercise is deemed for these purposes to be the cash payable in respect of a share of Common Stock in such Change of Control; provided, that, for the avoidance of doubt, if the cash payable in respect of a share of Common Stock in such Change of Control in which the Common Stock is converted into solely the right to receive cash upon closing of such Change of Control is less than the then-applicable Exercise Price, then upon consummation of such Change of Control the unexercised portion of this Warrant shall be cancelled for no consideration.
(f)Forced Exercise. After all outstanding borrowings under the Promissory Note and, if borrowed, the Long Form Credit Documentation (as defined in the Promissory Note) and, if borrowed, any accordion loans contemplated by the term sheet attached as Annex C to the Promissory Note (“Accordion Loans”), have been repaid in full and the Holder’s commitments to provide loans under the Promissory Note, and, if applicable, the Long Form Credit Documentation and any Accordion Loans, have been fully terminated, if the value of the Common Stock, as calculated by the VWAP of the Fair Market Value of the Common Stock for the prior twenty (20) Trading Days, exceeds 200% of the then applicable Exercise Price, the Company shall have the right, in its sole discretion, to cause the Warrants to be exercised at the Exercise Price, subject to the limitations set forth in Section 2(d) (including, for the avoidance of doubt, that no prior inability to exercise this Warrant, in whole or in part, shall have any effect on the applicability of the provisions of Section 2(d) with respect to any subsequent determination of exercisability). If the Company elects to exercise such right, it shall notify the Holder of such election in writing, and the Holder shall have five (5) Business Days to provide a Notice of Exercise in accordance with Section 2(c) (which, for the avoidance of doubt, may include a cash or Cashless Exercise at the Holder’s sole discretion), otherwise the Holder shall be deemed to have elected a Cashless Exercise.
Section 11.Certain Adjustments.
(a)Stock Dividends, Subdivision, Combinations and Consolidations. If the Company, at any time while this Warrant is outstanding (in whole or in part): (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) or any other equity or equity equivalent securities payable in shares of Common Stock (or such other class of Capital Stock) (which, for avoidance of doubt, shall not include any shares of Common Stock (or such other class of Capital Stock) issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) into a larger number of shares or (iii) combines or consolidates (including, without limitation, by reverse stock split) outstanding shares of Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) into a smaller number of shares, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price immediately before the applicable corporate action by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and thereafter the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or consolidation. If the Company, at any time while this Warrant is outstanding (in whole or in part) distributes rights on shares of its Common Stock (or other class of Capital Stock of the Company then issuable upon exercise of this Warrant) in connection with a shareholder rights plan, no adjustment shall be made pursuant to this Section 3 and any such rights shall accompany the Warrant Shares issued pursuant to this Warrant if such shareholder rights plan remains in effect.
(b)Reclassifications, Reorganizations, Consolidations, Mergers and Sales. Other than in a transaction contemplated by the last sentence of Section 2(e), in the event of (i) any capital reorganization of the Company, (ii) any reclassification or recapitalization of the stock of the Company (other than (x) a change in par value or from par value to no par value or from no par value to par value or (y) as a result of a stock dividend, subdivision, combination or consolidation of shares as to which Section 3(a) shall apply), (iii) any consolidation or merger of the Company with or into another Person (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock or any other class of Capital Stock then issuable upon exercise of this Warrant), (iv) any sale of all or substantially all of the assets of the Company, or (v) any similar transaction, this Warrant shall remain outstanding and, after such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, be exercisable for the kind and number of shares of stock or other securities or property (“Alternate Consideration”) of the Company or of the successor corporation resulting from such consolidation or sale, or surviving such merger, if any, to which the holder of the number of Warrant Shares underlying this Warrant (at the time of such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, and subject to the limitations set forth in Section 1 and Section 2) would have been entitled upon such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction. In such event, the aggregate Exercise Price otherwise payable for the shares of Common Stock (or such other class of Capital Stock) issuable upon exercise of this Warrant shall be allocated among the Alternative Consideration receivable as a result of such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, in proportion to the respective fair market values of such Alternate Consideration. If and to the extent that the holders of Common Stock (or such other class of Capital Stock) have the right to elect the kind or amount of consideration receivable upon consummation of such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, then the consideration that the Holder shall be entitled to receive upon exercise shall be specified by the Holder, which specification shall be made by the Holder by the later of (A) ten (10) Business Days after the Holder is provided with a final version of all material information concerning such choice as is provided to the holders of Common Stock (or such other class of Capital Stock), and (B) the last time at which the holders of Common Stock (or such other class of Capital Stock) are permitted to make their specifications known to the Company; provided, however, that if the Holder fails to make any specification within such time period, the Holder’s choice shall be deemed to be whatever choice is made by a plurality of all holders of Common Stock (or such other class of Capital Stock) that are not affiliated with the Company (or, in the case of a consolidation, merger, sale or similar transaction, any other party thereto) and affirmatively make an election (or of all such holders if none of them makes an election). From and after any such reorganization, reclassification, recapitalization, consolidation, merger, sale or similar transaction, all references to “Warrant Shares” herein shall be deemed to refer to the Alternate Consideration to which the Holder is entitled pursuant to this Section 3(b). The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers or sales.
(c)Other Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) other than any dividend or distribution referred to in Section 3(a) or Section 3(b) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage). To the extent that this Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.
(d)Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock (or such other Company security as is then issuable upon exercise of this Warrant) deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (or such other Company security) (excluding treasury shares, if any) issued and outstanding on such date.

(e)Notice to Holder.
(i)Adjustment to Terms of Warrant. Whenever any of the terms of this Warrant are adjusted pursuant to any provision of this Section 3 or any other applicable provision hereof, the Company shall promptly send to the Holder a notice signed by a duly authorized officer of the Company and setting forth (x) the Exercise Price, number of Warrant Shares and, if applicable, the kind and amount of Alternate Consideration purchasable hereunder after such adjustment and (y) the facts requiring such adjustment in reasonable detail.
(ii)Notice to Allow Exercise by Holder. If, during the period in which this Warrant is outstanding, (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non -public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
Section 12.Transfer of Warrant and Warrant Shares.

(a)13Restrictive Legend. Until such time as no longer required by applicable securities laws, this Warrant and the Warrant Shares (unless and until sold in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”) or, the case of Warrant Shares, transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule or regulation hereafter adopted by the Commission, as such rule may be amended from time to time (“Rule 144”)) will be stamped or imprinted with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.
(b)Transferability. Subject to the provisions of Section 4(a), the Holder may sell, assign, transfer, pledge or dispose of all or any portion of this Warrant at any time or from time to time. In connection with any transfer of all or any portion of this Warrant, the Holder must provide an assignment form substantially in the form attached hereto as Exhibit B duly completed and executed by the Holder or any such subsequent Holder, as applicable, and the proposed transferee must consent in writing to be bound by the terms and conditions of this Warrant. Any transfer of all or any portion of this Warrant shall also be subject to the Securities Act and other applicable federal or state securities or blue sky laws. Upon any transfer of this Warrant in full, the Holder shall be required to physically surrender this Warrant to the Company within three (3) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued; provided that if the Holder or their assignee request, and upon receipt of this Warrant, the Company shall issue each the Holder and its assignee new Warrants each providing for the purchase of the number of shares of Common Stock set forth in such request, which amounts, when taken together shall equal the number of Warrant Shares issuable under this Warrant. This Warrant or any portion thereof shall not be sold, assigned, transferred, pledged or disposed of in violation of the Securities Act, federal or state securities laws or the Company’s certificate of incorporation.
(c)Warrant Register. The Company shall register this Warrant upon records to be maintained by or on behalf of the Company for that purpose (the “Warrant Register”) in the name of the record Holder hereof from time to time. Absent manifest error or actual notice to the contrary, the Company may deem and treat the Holder of this Warrant so registered as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes.
Section 13.Miscellaneous.
(a)No Rights as Stockholder Until Exercise. Except as expressly set forth herein, this Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c).
(b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon delivery by the Holder to the Company of (i) notice of the loss, theft, destruction or mutilation of this Warrant and (ii) in the case of loss, theft or destruction, an indemnity agreement in a form and amount
13 This provision will only be included in the Additional Warrants and Accordion Warrants.

reasonably satisfactory to the Company or, in the case of mutilation, surrender of the mutilated Warrant, the Company will make and deliver a new Warrant of like tenor dated as of the Issue Date.
(c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.
(d)Authorized Shares. The Company covenants that, during the period this Warrant is exercisable (in whole or in part), it will reserve from its authorized and unissued Common Stock, free from any preemptive rights and free from all taxes, liens and charges, a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock is listed or traded and that upon issuance, the Warrant Shares will be listed on any national securities exchange upon which the Common Stock is listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and full payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable, not subject to any preemptive rights and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
(e)Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of a customary indemnity agreement reasonably satisfactory to the Company or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of the same tenor and date.
(f)Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(g)Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.
(h)Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at Applied Digital Corporation, 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas, 75219 (Attention: Chief Financial Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
(i)Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
(j)Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.
(k)Amendment. Subject to the requirements of Section 2(d)(i), this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
(l)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
(m)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
(n)    Tax Treatment. The Company and the Holder hereby acknowledge and agree that, for U.S. federal income tax purposes, the Warrant is part of an investment unit (the “Investment Unit”) within the meaning of Section 1273(c)(2) of the Internal Revenue Code that includes the loans under the Promissory Note and, if applicable, the Long Form Credit Documentation (the “Loans”). The Holder will determine, taking into consideration in good faith the reasonable comments of the Company, (i) the fair market value of the Warrants and (ii) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) and original issue discount as defined in Section 1273 of the Internal Revenue Code applicable to the Loans, in each case, consistent with this Section 5(n) and Section 1.1273-2(h) of the United States Treasury Regulations, and the Holder will inform the Company of such determination. The parties hereto agree to report all income tax matters with respect to the Warrants consistent with this Section 5(n) and shall not take any action or file any tax return, report or declaration inconsistent herewith unless required to do so by a change in applicable law or pursuant to a final determination pursuant to Section 1313(a)(1) of the Internal Revenue Code.

[Signatures Contained on the Following Page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the Issue Date.

APPLIED DIGITAL CORPORATION

By:
Name:
Title:

EXHIBIT A
NOTICE OF EXERCISE
To: Applied Digital Corporation
Reference is made to that certain Common Stock Purchase Warrant (the “Warrant”) issued by Applied Digital Corporation, (the “Company”) on [__], 2024. Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the Warrant.
(i)The undersigned Holder of the Warrant hereby elects to exercise the Warrant for ______ Warrant Shares, subject to (check one):
☐    delivery of the aggregate Exercise Price for the Warrant Shares as to which the Warrant is so exercised; or
☐    tender of ______ Warrants pursuant to the cashless exercise provisions of Section 2(e) of the Warrant.
The undersigned Holder hereby instructs the Company to issue the applicable number of Warrant Shares, or the net number of shares of Common Stock issuable upon exercise of the Warrant pursuant to the cashless exercise provisions of Section 2(e) of the Warrant, in the name of the undersigned Holder.
(ii)14The undersigned Holder hereby represents and warrants to the Company that, as of the date hereof:
1.Experience; Accredited Investor Status. The Holder (i) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) is capable of evaluating the merits and risks of its investment in the Company, (iii) has the capacity to protect its own interests, and (iv) has the financial ability to bear the economic risk of its investment in the Company.
2.Company Information. The Holder has been provided access to all information regarding the business and financial condition of the Company, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Warrant Shares, which it has requested or otherwise needs to evaluate an investment in the Warrant Shares. It has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. It has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment and all such questions have been answered to its satisfaction.
3.Investment. The Holder has not been formed solely for the purpose of making this investment and is acquiring the Warrant Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. It understands that the Warrant Shares have not been
14 These representations will only be required for Additional Warrants or Accordion Warrants that have not had the underlying stock registered for resale.

registered under the Securities Act or applicable state and other securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein.
4.Transfer Restrictions. The Holder acknowledges and understands that (i) transfers of the Warrant Shares are subject to transfer restrictions under the federal securities laws and (ii) it may have to bear the economic risk of this investment for an indefinite period of time unless the Warrant Shares are subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

Name of Registered Owner:

Signature of Authorized Signatory of Registered Owner

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

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EXHIBIT B
ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	(Please Print)

Address:

Dated: __________/__/______	(Please Print)

Holder’s Signature:

Holder’s Address:

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